Exhibit (b)

GOLDMAN SACHS BANK USA

200 West Street

New York, New York 10282-2198

CONFIDENTIAL

May 10, 2011

Colonel Holdings, Inc.

Colonel Merger Sub, Inc.

c/o Apollo Management, L.P.

9 West 57th Street

43rd Floor

New York, New York 10019

Attention: Darren Glatt

Project Colonel

$35,000,000 Senior Secured Revolving Credit Facility

$360,000,000 Senior Secured Second-Priority Increasing Rate Bridge Facility

$200,000,000 Senior Secured Tender Facility

Amended and Restated Commitment Letter

Ladies and Gentlemen:

You have advised Goldman Sachs Bank USA (“Bank”, the “Initial Lender” or the “Arranger” and together with its affiliates, collectively referred to as the “Financial Institutions” or “we” or “us”) that Colonel Holdings, Inc., a Delaware corporation (“Holdings”), intends to acquire (the “Acquisition”) through its wholly owned subsidiary Colonel Merger Sub, Inc., a Delaware corporation (“Merger Sub”), all of the common equity interests of CKX, Inc., a Delaware corporation (the “Company”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A.

Capitalized terms used but not defined herein have the meanings assigned to them in Exhibit A and in the other term sheets attached hereto as Exhibits B through E (the “Term Sheets”).

CONFIDENTIAL

May 10, 2011

1.	Commitments.

In connection with the foregoing, Bank is pleased to advise you of its commitment to provide 100% of the principal amount of each of the Facilities, in each case, upon the terms and subject to the conditions set forth in this amended and restated commitment letter (including the Term Sheets and other attachments hereto, this “Commitment Letter”).

You shall have the right, at any time until 10 days after the date of this Commitment Letter, to obtain commitments from additional banks, financial institutions and other entities (the “Additional Lenders”) to assume the rights and obligations of the Initial Lender hereunder in respect of up to 33% of the commitments under the Facilities (allocated ratably among the Facilities); provided that the Additional Lenders and the assignment and assumption documentation shall be reasonably acceptable to the Arranger. The Initial Lender’s commitments (and any commitment held by any and all lenders to which the Initial Lender assigns a portion of its commitments prior to the occurrence of the Initial Funding Date in accordance with the terms hereof) shall be reduced pro rata by the aggregate amount of commitments held by the Additional Lenders.

2.	Titles and Roles.

It is agreed that (a) Goldman Sachs Bank USA will act as the joint bookrunner and joint lead arranger for the Facilities, (b) Goldman Sachs Bank USA will act as sole administrative agent and collateral agent for the Revolving Facility and the Tender Facility and (c) an institution to be designated by Goldman Sachs Bank USA will act as sole administrative agent and collateral agent for the Bridge Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. You may appoint additional co-agents and one joint bookrunner and joint lead arranger reasonably acceptable to the Arranger. You agree that Goldman Sachs Bank USA will have “left” placement in any and all marketing materials or other documentation used in connection with the Facilities and the role and responsibilities customarily associated with such placement. You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree.

3.	Syndication.

We reserve the right, prior to and/or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of the Initial Lender’s commitments with respect to the Facilities to a group of banks, financial institutions and other institutional lenders (together with the Initial Lender, the “Lenders”) identified by us in consultation with you; provided that, notwithstanding the Initial Lender’s right to syndicate the Facilities and receive commitments with respect thereto, the Initial Lender may not assign more than 49% of its commitment with respect to any Facility (other than the Revolving Facility) prior to the Final Closing Date (other than to an affiliate of the Initial Lender), provided that any assignment to a Sponsor Debt Fund Affiliate (as defined in the Fee Letter) shall be disregarded for purposes of determining compliance with the 49% limit. Notwithstanding anything to the contrary contained herein, any resales or assignments of the Bridge Loans by any Lender on or following the Initial

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Funding Date shall be governed by the provisions of the definitive documentation for the Bridge Facility (other than assignments by the Initial Lender which shall at all times be treated as part of the syndication under this paragraph 3). The Initial Lender further agrees not to syndicate any of the commitments with respect to the Facilities to certain financial institutions and other entities that have been specified by you in a separate letter (which references the Original Commitment Letter) delivered to the Initial Lender prior to the date hereof and the Initial Lender’s signing of this Commitment Letter. We intend to commence syndication efforts promptly upon the execution of the Original Commitment Letter, and you agree actively to assist us in completing a reasonably satisfactory syndication. Such assistance shall include until the earlier to occur of (i) a successful syndication (as defined in the Fee Letter) and (ii) sixty (60) days after the Final Closing Date (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from Sponsor’s and your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Company and its subsidiaries, (b) direct contact between senior management, representatives and advisors of you and Sponsor (and your using commercially reasonable efforts to cause direct contact between senior management, representatives and advisors of the Company and its subsidiaries) and the proposed Lenders, (c) assistance by you (and your using commercially reasonable efforts to cause the assistance by the Company and its subsidiaries) in the preparation of a Confidential Information Memorandum for each of the Facilities and other customary marketing materials to be used in connection with the syndications, (d) your providing or causing to be provided customary projections of the Company and its subsidiaries, (e) your using commercially reasonable efforts to obtain (i) public ratings for the Revolving Facility and the Notes, and if reasonably requested by the Arranger, the Bridge Facility and (ii) a public corporate family rating, in each case, from each of Standard & Poor’s Ratings Service (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), not later than 30 days prior to the Final Closing Date and (f) the hosting, with the Arranger, of one or more meetings of prospective Lenders at times mutually agreed upon. Without limiting your obligations to assist with syndication efforts as set forth above, the completion of such syndication is not a condition to the commitments hereunder.

You agree, at the request of the Arranger, to assist in the preparation of a version of the Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the syndication of the Facilities consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to Holdings, the Company or their respective affiliates or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. It is understood that in connection with your assistance described above, authorization letters will be included in any information package and presentation whereby you and the Company authorize the distribution of such information to prospective Lenders, containing a representation by you and the Company to Financial Institutions that the Public Lender Information does not include material non-public information about Holdings, the Company, their respective affiliates or their securities and exculpating us with respect to any liability related to the use of the contents of such Public Lender Information or any related marketing material by the recipients thereof. You acknowledge and agree that the following documents may be distributed to potential Lenders wishing to receive only Public Lender Information (unless you promptly notify us otherwise and

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provided that you have been given a reasonable opportunity to review such documents and comply with U.S. Securities and Exchange Commission disclosure obligations): (a) drafts and final definitive documentation with respect to the Facilities; (b) administrative materials prepared by Financial Institutions for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) notification of changes in the terms of the Facilities. You also agree to use commercially reasonable efforts to identify that portion of any other Information (as defined below) or Projections (as defined below) (the “Borrower Materials”) to be distributed to “public side” lenders (i.e. lenders that do not wish to receive material non-public information with respect to Holdings, the Company or their affiliates), including by clearly and conspicuously marking such materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Borrower Materials “PUBLIC”, you shall be deemed to have authorized Financial Institutions and the proposed Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Holdings, the Company or their affiliates or their respective securities for the purpose of United States federal and state securities laws. You agree to use your commercially reasonable efforts to deliver marketing materials for the Bridge Facility (other than ratings from Moody’s and S&P) in a form satisfactory to the Arranger as promptly as possible and in any event within 14 days following the date hereof.

The Arranger will manage all aspects of any syndication in consultation with you, including (in each case subject to the provisions set forth in this Commitment Letter) decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders. To assist the Arranger in its syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Company and its subsidiaries to provide) to the Arranger all information reasonably available with respect to Holdings, the Company and their respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as the Arranger may reasonably request.

You hereby agree that until the successful syndication (as defined in the Fee Letter) of the Facilities (but in any event no later than 90 days following the Final Closing Date), there shall be no competing issues of indebtedness of Holdings, the Company or their respective subsidiaries being announced, offered, placed or arranged, nor shall you attempt to effect any such announcement, offering, placement or arrangement of any such indebtedness or permit Holdings, the Company or any of their respective subsidiaries to do any of the foregoing (other than (a) the Notes, (b) capital leases and purchase money indebtedness incurred in the ordinary course of business of the Company and its subsidiaries and (c) indebtedness permitted to be incurred by the Company and its subsidiaries under the Merger Agreement as in effect on the date hereof).

4.	Information.

You hereby represent that (with respect to information relating to the Company and its Subsidiaries, to the best of your knowledge) (a) all information other than the Projections

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(the “Information”) that has been or will be made available to us by you or any of your representatives, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections are made available to us; it being recognized by the Lenders that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized. You agree that if at any time prior to the earlier of (i) completion of a successful syndication (as defined in the Fee Letter) and (ii) 60 days after the Final Closing Date any of the representations in the preceding sentence would be incorrect (to the best of your knowledge with respect to Information relating to the Company and its subsidiaries) in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections (in the case of information with respect to the Company, (x) prior to the Initial Funding Date, by using commercially reasonable efforts to cause and (y) after the Initial Funding Date, by causing, in each case, the Company to so supplement the Information and Projections) so that such representations will be correct (to the best of your knowledge, with respect to Information relating to the Company and its subsidiaries) under those circumstances. In arranging and syndicating the Facilities, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof.

5.	Fees.

As consideration for the Initial Lender’s commitments hereunder, and our agreements to perform the services described herein, you agree to pay (or to cause the Company to pay) to us the fees set forth in this Commitment Letter and in the amended and restated fee letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”) on the terms and subject to the conditions set forth therein.

6.	Conditions Precedent.

The Initial Lender’s commitments hereunder, and our agreements to perform the services described herein, are subject to (a) the negotiation, execution and delivery of definitive documentation with respect to the Facilities consistent herewith and with Sponsor Precedent (as defined in the Fee Letter) and otherwise reasonably satisfactory to each of us and you and (b) the satisfaction in all material respects of the other conditions set forth in Exhibit E hereto and in each other Term Sheet. There shall be no conditions to closing and funding not expressly set forth herein.

7.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each Financial Institution and its affiliates, officers, directors, employees, agents, controlling persons, partners, members, agents

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and representatives and their successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter (as defined in the Fee Letter) the Transactions, the Facilities or any related transaction or any claim, actions, suits, inquiries, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by your equity holders, creditors or any other third party or by Holdings, the Company or any of their respective subsidiaries, affiliates or equity holders or whether any Indemnified Person is a party thereto), and to reimburse each such Indemnified Person upon demand for any reasonable documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to (A) losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person in performing the services that are the subject of this Commitment Letter, (ii) a material breach by such Financial Institution of its obligations under this Commitment Letter, or (iii) any claims, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of you, the Company or any of your respective affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Financial Institution or against any of the Arranger, the Initial Lender or any administrative agent or collateral agent in their capacities as such), or (B) any settlement entered into by such Indemnified Person without your written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that the foregoing indemnity will apply to any such settlement in the event that you were offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume such defense), and (b) in the event the Initial Funding Date occurs, to reimburse the Financial Institutions from time to time, upon presentation of a reasonably detailed summary statement, for all reasonable documented out-of-pocket expenses (including but not limited to expenses of our due diligence investigation, fees of consultants hired with your consent (such consent not to be unreasonably withheld or delayed), syndication expenses, travel expenses and fees, disbursements and other charges of counsel (except the allocated costs of in-house counsel)), in each case, incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter, the definitive documentation for the Facilities and any ancillary documents or security arrangements in connection therewith. It is further agreed that no Financial Institution shall have any liability to any person other than you, and you shall have no liability to any person other than the Financial Institutions in connection with this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter, the Facilities or the transactions contemplated hereby. You also agree that no Indemnified Person will have any liability to you or the Sponsor or any person asserting claims on behalf of or in right of you or the Sponsor or any other person in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Original Commitment Letter, except in the case of you to the extent that any losses, claims, damages, liabilities or expenses incurred by you or your affiliates, shareholders, partners or other equity holders have been found by a final,

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non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Financial Institution in performing the services that are the subject of this Commitment Letter, provided that none of the Indemnified Persons or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter, the Facilities or the transactions contemplated hereby. It is also agreed that (except solely as a result of your indemnification obligations set forth above to the extent an Indemnified Person is found so liable) none of you, the Sponsor or any of your or its respective affiliates shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter the Facilities or the transactions contemplated hereby. No Indemnified Person shall be liable for any damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems. Notwithstanding anything to the contrary herein, if at any time an Indemnified Person shall have requested in accordance with the terms and conditions of this Commitment Letter (including the carveouts specified in clause (A) of the proviso to clause (a) of the first sentence of this Section 7) that you reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Proceeding, clause (B) of the proviso to clause (a) of the first sentence of this Section 7 shall not apply with respect to a settlement of such Proceeding if (x) such settlement is entered into more than 60 days after receipt by you of such request for reimbursement and (y) you shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. You shall not, without the prior written consent of each applicable Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless (a) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then you will contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) you, the Sponsor and the Company and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) such Financial Institution on the other hand in the matters contemplated by this Commitment Letter as well as the relative fault of (i) you, the Sponsor and the Company and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) such Financial Institution with respect to such loss, claim, damage or liability and any other relevant equitable considerations. Your reimbursement, indemnity and contribution obligations under this paragraph will be in addition to any liability which you may otherwise have, will extend upon the same terms and conditions to any affiliate of the Indemnified Persons and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, thereof and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of you, the Indemnified Persons, any such affiliate and any such person.

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8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

Consistent with each Financial Institution’s policies to hold in confidence the affairs of its customers, neither it nor its affiliates will furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of its other customers. Furthermore, you acknowledge that neither any Financial Institution nor any of its affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

Each Financial Institution and its affiliates may have economic interests that conflict with those of you, the Sponsor, the Company or any of your or their equity holders and/or its affiliates. You agree that each Financial Institution and its affiliates will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise in connection with the financing transactions contemplated hereby will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Financial Institution or its affiliates and you, the Sponsor, the Company or any of your or their equity holders and/or its affiliates. You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between each Financial Institution, on the one hand, and you, on the other, and in connection therewith and with the process leading thereto, (i) no Financial Institution or any affiliate thereof has assumed an advisory or fiduciary responsibility in favor of you, the Sponsor, the Company or any of your or their equity holders and/or its affiliates with respect to the financing transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any of them has advised, is currently advising or will advise you, the Sponsor, the Company or any of your or their equity holders and/or its affiliates on other matters) or any other obligation to any of you, the Sponsor, the Company or any of your or their equity holders and/or its affiliates except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) each Financial Institution and its affiliates is acting solely as a principal and not as the agent or fiduciary of you, the Sponsor, the Company or any of your or their equity holders and/or its affiliates, its management, equity holders, affiliates, creditors or any other person. You acknowledge and agree that you have consulted your own legal and financial advisors to the extent you deemed appropriate and that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that any Financial Institution or any affiliate thereof has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to you, the Sponsor, the Company or any of your or their equity holders and/or its affiliates, in connection with such transactions or the process leading thereto. In addition, each Financial Institution and its affiliates may employ the services of their affiliates in providing services and/or performing their obligations hereunder and may exchange with such affiliates information concerning you, the Sponsor, the Company and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to such Financial Institution and its affiliates hereunder.

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As you know, each Financial Institution and its affiliates is a full service financial services firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, each Financial Institution and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Company, as well as of other entities and persons and their affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated by this Commitment Letter, (ii) be customers or competitors of you, the Sponsor or the Company, or (iii) have other relationships with you, the Sponsor or the Company. In addition, each Financial Institution and its affiliates may provide investment banking, underwriting and financial advisory services to such other entities and persons. Each Financial Institution and its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of Holdings or such other entities. The transactions contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph. Although each Financial Institution and its affiliates in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the transactions contemplated by this Commitment Letter, none of them shall have any obligation to disclose such information, or the fact that it is in possession of such information, to you, the Sponsor or the Company or to use such information on your or their behalf.

9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter shall not be assignable by you (except to any newly created special purpose wholly owned domestic subsidiary of Holdings that has no liabilities and conducts no other business, subject to its assumption of all your obligations hereunder) without the prior written consent of each other party hereto (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). The Initial Lender may assign its commitment hereunder (subject to the provisions set forth in this Commitment Letter) to one or more prospective Lenders, provided that, except in the case of an assignment to a Sponsor Debt Fund Affiliate, the Initial Lender shall not be released from the portion of its commitment hereunder so assigned to the extent such assignee fails to fund the portion of the commitment assigned to it on the Initial Funding Date or the Final Closing Date, as applicable, notwithstanding the satisfaction of the conditions to such funding set forth herein. Notwithstanding the foregoing, the Initial Lender may not assign more than 49% of its commitment with respect to any Facility (other than the Revolving Facility) prior to the Final Closing Date (other than to an affiliate of the Initial Lender), provided that any assignment to a

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Sponsor Debt Fund Affiliate shall be disregarded for purposes of determining compliance with the 49% limit. Unless you otherwise agree in writing, the Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities (other than in respect of any commitments assigned by it in compliance with this paragraph 9), including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Initial Funding Date has occurred. Any and all obligations of, and services to be provided by, any Financial Institution hereunder (including, without limitation, the commitments of the Initial Lender) may be performed and any and all rights of such Financial Institution hereunder may be exercised by or through any of its respective affiliates or branches. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of us and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Facilities may be transmitted through Syndtrak, Intralinks, the internet, e-mail or similar electronic transmission systems, and that none of us shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner. Each Financial Institution may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as they may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of the Company and its affiliates (or any of them), and the amount, type and closing date of such Transactions, all at the expense of such Financial Institution. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Facilities. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any Federal court of the United States of America sitting in the Borough of Manhattan or, if that Court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such Federal or State court, (c) waives, to the fullest extent permitted by law, the defense of an

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inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court.

11.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter, any of their terms or substance or any written communications provided by, or oral discussions with us in connection herewith or therewith shall be disclosed, directly or indirectly, by you to any other person except (a) to your and the Sponsor’s officers, directors, employees, attorneys, accountants and advisors who are directly involved in the consideration of this matter and who have been informed by you of the confidential nature thereof and who have agreed to treat such information confidentially or (b) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof and consult with us as to the advisability of taking steps to resist or narrow the scope of the disclosure contemplated thereby and cooperate with us in any efforts we may make to obtain an order or other reliable assurance that confidential treatment will be accorded to such advice and the terms of this Commitment Letter); provided that you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) (i) to the Company and its subsidiaries and their respective officers, directors, employees, attorneys, accountants and advisors who are directly involved in the consideration of this matter, (ii) in any prospectus or other offering memorandum relating to the Facilities or the Notes, (iii) to any rating agencies, (iv) to potential debt providers in coordination with us to obtain commitments to the Facilities from such potential debt providers, and (v) in any tender offer documentation, information statement or proxy relating to the Transactions; provided that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and the contents thereof) after the Final Closing Date.

Each Financial Institution shall use all nonpublic information received by it in connection with this Commitment Letter and the transactions contemplated hereby solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially, together with the terms and substance of this Commitment Letter and the Fee Letter, all such information; provided, however, that nothing herein shall prevent such Financial Institution from disclosing any such information (a) to rating agencies, (b) to any Lenders or participants or prospective Lenders or participants, (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or

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regulations (in which case such Financial Institution shall promptly notify you, in advance, to the extent permitted by law and consult with you as to the advisability of taking steps to resist or narrow the scope of the disclosure contemplated thereby and cooperate with you in any efforts you may make to obtain an order or other reliable assurance that confidential treatment will be accorded to such advice and the terms of this Commitment Letter), (d) upon the request or demand of any regulatory authority having jurisdiction over such Financial Institution or its affiliates (in which case such Financial Institution shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (e) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Financial Institution (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and each Financial Institution shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by such Financial Institution, its affiliates or Representatives in breach of this Commitment Letter, (h) to the extent that such information is received by such Financial Institution from a third party that is not, to such Financial Institution’s knowledge, subject to confidentiality obligations owing to you, the Company or any of your or its respective affiliates or related parties, (i) to the extent that such information is independently developed by such Financial Institution or (j) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Financial Institution, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of such Financial Institution or customary market standards for dissemination of such type of information. The provisions of this paragraph shall automatically terminate two years following the date of this Commitment Letter.

Please note that the Financial Institutions and their affiliates do not provide tax, accounting or legal advice. Notwithstanding any other provision herein, this Commitment Letter does not limit the disclosure of any tax strategies and you and the Sponsor (and each employee, representative or other agent of you or the Sponsor) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Facilities and all materials of any kind (including opinions or other tax analyses) that are provided to you or the Sponsor relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not

12

CONFIDENTIAL

May 10, 2011

include information relating to the identity of the parties hereto or any of their respective affiliates.

13.	Surviving Provisions.

The compensation, reimbursement, indemnification, confidentiality, syndication, information, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lender’s commitments hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter, other than those provisions relating to confidentiality, information, syndication of the Facilities, governing law, jurisdiction and waiver of jury trial shall automatically terminate and be superseded by the definitive documentation relating to the Facilities upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time (it being agreed that the indemnity and expense reimbursement provisions in such definitive documentation will be drafted so that such termination and superseding does not result in any loss of rights or protection under the corresponding provisions of this Commitment Letter).

14.	PATRIOT Act Notification.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each Lender is required to obtain, verify and record information that identifies the Company, Holdings and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Company, Holdings and the Guarantors that will allow such Lender to identify the Company in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Financial Institutions and each Lender.

15.	Effectiveness and Termination.

This Commitment Letter amends and restates in its entirety the Commitment Letter dated May 10, 2011, among the parties hereto that was executed and delivered by the parties hereto on such date (the “Original Commitment Letter”). This Commitment Letter, and such amendment and restatement of the Original Commitment Letter, shall become effective upon your execution and delivery of executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on May 17, 2011. All references in this Commitment Letter, including Exhibits A and E hereto and the other Term Sheets, to the terms “date hereof”, “the date of this Commitment Letter” and terms of similar import shall refer to May 10, 2011, notwithstanding the actual date of the execution and delivery of this Commitment Letter. In the event that (i) the effective termination of the Merger Agreement in accordance with its terms occurs, (ii) the initial borrowing under the Facilities does not occur on or before 5:00 p.m., New York City time, on the “Merger Outside Date” (as defined in the Merger Agreement as in effect on the date hereof), (iii) in the case of the Tender Facility, the date that is 90 days after launch of the Tender Offer, or, if earlier, the date by which the Tender Offer is required to be

13

CONFIDENTIAL

May 10, 2011

launched in the Merger Agreement as in effect on the date hereof occurs or (iv) the Tender Offer is not commenced by the time specified in the Merger Agreement as in effect on the date hereof, then this Commitment Letter and the Initial Lender’s commitments hereunder, and our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless each of us shall, in our discretion, agree to an extension.

[Remainder of this page intentionally left blank]

14

We are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Alexis Maged
Name: Alexis Maged
Title: Authorized Signatory

Accepted and agreed to as of the date first above written: COLONEL HOLDINGS, INC.

By	/s/ Darren Glatt
Name: Darren Glatt

COLONEL MERGER SUB, INC.

By	/s/ Darren Glatt
Name: Darren Glatt

EXHIBIT A

Project Colonel

$35,000,000 Senior Secured Revolving Credit Facility

$360,000,000 Senior Secured Second-Priority Increasing Rate Bridge Facility

$200,000,000 Senior Secured Tender Facility

Transactions Description

Colonel Holdings, Inc., a Delaware corporation (“Holdings”) formed and controlled by affiliates of Apollo Management, L.P. (together with its fund affiliates, the “Sponsor”) and certain other existing stockholders of the Company previously identified to the Arranger (including management and together with the Sponsor, the “Investors”), intends to acquire (the “Acquisition”) all the common stock of the Company. The transactions described below are collectively referred to herein as the “Transactions” and the descriptions of the transactions to be effected in accordance with the Merger Agreement shall be qualified in their entirety by reference to the Merger Agreement as in effect on the date hereof.

1. Holdings, Colonel Merger Sub, Inc., a Delaware corporation and Holdings’ indirect, wholly owned subsidiary (“Merger Sub”), and the Company (a) have entered into a Merger Agreement, dated May 10, 2011, among Holdings, Merger Sub and the Company (the “Merger Agreement”) providing for the Acquisition through a tender offer by Merger Sub or an assignee thereof (which, unless otherwise agreed by the Arranger, shall be organized in the United States of America) that is a direct or indirect wholly owned subsidiary of Holdings and a direct or indirect parent of Merger Sub (the “Offeror”) for all of the issued and outstanding shares of common stock (the “Shares”) of the Company (the “Tender Offer”) and a subsequent merger of Merger Sub with and into the Company (the “Merger”), and (b) will announce the Tender Offer.

2. (A) In the event that on or following the initial acceptance of Shares pursuant to the Tender Offer the number of Shares owned by Holdings and Merger Sub, together with any Shares subject to Support Agreements (as defined in the Merger Agreement) entered into between Holdings and any stockholders of the Company, equals more than 50% of the outstanding Shares (determined on a fully-diluted basis), but less than a number of Shares that, together with any authorized but unissued Shares subject to Merger Sub’s option to purchase such Shares from the Company (“Top-Up Shares”), would constitute one share more than 90% of the outstanding Shares (determined on a fully-diluted basis) (the “Minimum Top-Up Threshold”), Holdings will borrow under the Tender Facility referred to below to fund the consideration payable for the tendered Shares (the date of such borrowing being called the “Tender Facility Funding Date”) and contribute the proceeds of such borrowing to the Offeror through one or more direct or indirect wholly owned subsidiaries (together with the Offeror if other than Merger Sub, the “Intermediate Holding Companies”) through a combination of common equity and subordinated intercompany loans having terms reasonably satisfactory to the Arranger. The Tender Facility will provide for up to two additional drawings to finance the purchase of additional Shares tendered in subsequent offer periods pursuant to the Tender Offer or otherwise from certain stockholders (the Tender Facility Funding Date and the date of each such drawing being called a “Tender Facility Drawdown Date”). If approval of, or notification to, the Company’s stockholders is required by applicable Law to consummate the Merger, the

Ex. A-1

Company will use commercially reasonable efforts to file with the Securities Exchange Commission (the “SEC”) the proxy statement and other related materials, or the information statement, as the case may be, to be distributed to stockholders in connection with the Merger no later than three business days following the Tender Facility Funding Date (and will in any event file no later than five business days following the Tender Facility Funding Date). On the third (3rd) business day following the satisfaction or waiver of the conditions to the Merger, the Merger will be completed.

(B) In the event that following the initial acceptance of Shares pursuant to the Tender Offer the number of Shares owned by Holdings and Merger Sub, together with any Shares subject to Support Agreements, would equal more than the Minimum Top-Up Threshold, no borrowing will occur under the Tender Facility, and after such acceptance of Shares and within the time period required by the Merger Agreement as in effect on the date hereof, (a) Top-Up Shares, if applicable, will be issued by the Company in an amount sufficient to permit completion of the Merger as a short-form merger under Delaware law, (b) the Merger will be completed and (c) Parent will as contemplated by paragraph 10 below issue the Notes or borrow under the Bridge Facility to pay the consideration payable pursuant to the Tender Offer and the Merger.

(C) In the event that the Tender Offer has been terminated, but the Merger shall occur without the consummation of the Tender Offer in accordance with the Merger Agreement, (a) no borrowing will occur under the Tender Facility, (b) the Merger will be completed within the time period required by the Merger Agreement as in effect on the date hereof and (c) Holdings will as contemplated by paragraph 10 below issue the Notes or borrow under the Bridge Facility on the date of the Merger to pay the consideration payable pursuant thereto.

(D) The date of the initial borrowing under the Tender Facility pursuant to paragraph 2(A) above or the Bridge Facility pursuant to paragraph 2(B) or 2(C) above is referred to herein as the “Initial Funding Date”.

3. The date on which the Merger occurs is referred to as the “Final Closing Date”. On the Final Closing Date, holders of the Company’s equity interests, other than Holdings, the holders of the Company’s outstanding Series B and Series C convertible preferred stock and holders of certain Shares subject to Support Agreements will receive the cash consideration set forth in the Merger Agreement as in effect on the date hereof (the “Merger Consideration”). On the Final Closing Date, (a) holders of the Company’s outstanding Series B and Series C convertible preferred stock will contribute such Series B and Series C convertible preferred stock to Holdings and will receive shares of preferred stock of Holdings, and (b) holders of certain Shares subject to Support Agreements will contribute such Shares to Holdings and will receive common shares of Holdings.

4. (A) On or prior to each Tender Facility Drawdown Date, the Investors will make a cash contribution to Holdings as common equity and/or preferred equity having terms reasonably satisfactory to the Arranger (the aggregate amount of such contributions, the “Tender Equity Contribution”) such that the aggregate amount of all such contributions made by the Investors on or prior to such Tender Facility Drawdown Date equals an amount that is not

Ex. A-2

less than (i) the aggregate purchase price of the Shares acquired pursuant to the Tender Offer (the “Tender Offer Consideration”), minus (ii) the aggregate amount funded under the Tender Facility (as defined below). The aggregate principal amount funded under the Tender Facility shall at no time exceed 50% of the Tender Offer Consideration payable for Shares acquired pursuant to the Tender Offer on or prior to such date.

(B) On or prior to the Final Closing Date and to the extent that the Tender Equity Contribution does not equal or exceed the 37.5% of the total pro forma consolidated capitalization of Holdings (of which not more than 12.5% of such total pro forma consolidated capitalization may be in a form other than a cash contribution by the Sponsor) (the “Minimum Equity Contribution”), the Investors will make a contribution (consisting of cash and the rollover equity referred to in paragraph (C) below) to Holdings as common equity and/or preferred equity having terms reasonably satisfactory to the Arranger (the “Final Equity Contribution”) in an amount sufficient so that the aggregate amount of such contributions, taken together with the Tender Equity Contribution, if any, shall be not less than the Minimum Equity Contribution (with the Sponsor having contributed in cash an amount at least equal to 25% of the total pro forma consolidated capitalization of Holdings). “Equity Contribution” shall mean, at any time, the aggregate amount contributed as of such time as the Tender Equity Contribution and the Final Equity Contribution. For the avoidance of doubt, all rollover equity shall be held in the form of equity of Holdings, and Holdings will as of the Final Closing Date own, directly or indirectly, all the equity of the Company.

(C) For the avoidance of doubt, the Equity Contribution may only include rollover equity by certain existing equity holders previously identified to the Arranger, including the outstanding Series B and Series C convertible preferred stock of the Company; provided that any amount of rolled over Series B and Series C convertible preferred stock of the Company in excess of 5% of the total pro forma consolidated capitalization of Holdings shall be disregarded in determining the amount of the Equity Contribution.

5. On the Initial Funding Date, the Company will obtain the senior secured revolving credit facility, as described in Exhibit B to the Commitment Letter (the “Revolving Facility”) in an aggregate principal amount of up to $35,000,000.

6. If the Tender Facility Funding Date occurs prior to the Final Closing Date, the Company will obtain a new senior secured second-priority credit facility, as described in Exhibit C to the Commitment Letter (the “Bridge Facility” and, collectively with the Tender Facility and the Revolving Facility, the “Facilities”), and the Company may initially borrow up to $60,000,000 of senior increasing rate loans (the “Bridge Loans”) pursuant to the Bridge Facility, plus amounts necessary to pay due and owing on the Tender Facility Funding Date for fees and expenses incurred in connection with the Transactions, which amounts shall be no greater than $18,000,000. The Bridge Facility will provide for up to two additional drawings for an aggregate amount of Bridge Loans of $50,000,000 to finance the purchase of Shares from existing stockholders previously identified to the Arranger pursuant to a Support Agreement during the period between the Tender Facility Funding Date and the Final Closing Date at a purchase price no greater than the price per share paid in the Tender Offer; any such borrowing of the Bridge Loans will result in a dollar-for-dollar reduction in the amount of loans available for borrowing under the Tender Facility.

Ex. A-3

7. On the Tender Facility Funding Date, Holdings will obtain a new senior secured term loan facility, as described in Exhibit D to the Commitment Letter (the “Tender Facility”). Holdings may borrow up to $200,000,000 pursuant to the Tender Facility, less any amounts borrowed under the Bridge Facility pursuant to the last sentence of paragraph 6 above.

8. On the Initial Funding Date, the Company will repay all existing indebtedness under the Company’s existing credit agreement (the “Existing Credit Agreement”) with the proceeds of Bridge Loans and cash on hand at the Company, and the Existing Credit Agreement and all liens thereunder shall be terminated.

9. On each Tender Facility Drawdown Date, fees and expenses and any change of control payments incurred in connection with the foregoing and required to be paid on such Tender Facility Drawdown Date (collectively, the “Tender Funding Costs”) will be paid.

10. On the Final Closing Date, Holdings will (i) issue $360,000,000 in aggregate principal amount of its senior secured second-priority notes (the “Notes”) in a Rule 144A or other private placement and/or (ii) if the full $360,000,000 amount of the Notes are not issued for any reason on or prior to the Final Closing Date, borrow Bridge Loans under the Bridge Facility up to an amount that is equal to the unissued amount of the contemplated $360,000,000 issuance of Notes less the amount of Bridge Loans borrowed prior to the Final Closing Date, if any, and assume all obligations of the Company, if any, under the Bridge Facility. In the event the full $360,000,000 amount of the Notes are issued on the Final Closing Date, Holdings will contribute to the Company the amount of Notes proceeds sufficient to terminate the Bridge Facility and pay in full all amounts outstanding thereunder. Such contribution will be made through the Intermediate Holding Companies through a combination of common equity and subordinated intercompany loans having terms reasonably satisfactory to the Arranger.

11. On the Final Closing Date, holders of the Company’s equity interests other than Holdings, the holders of the Company’s outstanding Series B and Series C convertible preferred stock and holders of certain Shares subject to Support Agreements will receive the Merger Consideration, Merger Sub will be merged with and into the Company, with the Company as the surviving corporation, and Holdings will complete the Acquisition.

12. On the Final Closing Date, Holdings may make a distribution to, or purchase equity interests in Holdings held by, the Investors, provided that after giving effect thereto (i) the Equity Contribution (reduced by the amount of such distribution or purchase) would represent no less than the Adjusted Minimum Equity Contribution (as defined below) and (ii) the Equity Contribution in the form of cash equity contributed to Holdings by the Sponsor (reduced by the amount of such distribution or purchase to or from the Sponsor) would represent no less than the Adjusted Minimum Sponsor Cash Equity Contribution (as defined below). For purposes of the foregoing, (a) “Adjusted Minimum Equity Contribution” means the sum of (i) the Minimum Equity Contribution plus (ii) any amount of equity in excess of the Minimum Equity Contribution required to provide for any increase in the aggregate cost of completing the Acquisition after the date of the Merger Agreement and (b) “Adjusted Minimum Sponsor Cash Equity Contribution” means any amount equal to the sum of (i) 25% of the Minimum Equity

Ex. A-4

Contribution plus (ii) the additional equity referred to in the preceding clause (a)(ii) provided or to be provided by Sponsor.

13. On the Final Closing Date fees and expenses incurred in connection with the foregoing and required to be paid on the Final Closing Date (collectively with the Tender Funding Costs, the “Transaction Costs”) will be paid.

Ex. A-5

EXHIBIT B

Project Colonel

$35,000,000 Senior Secured Revolving Credit Facility

Summary of Principal Terms and Conditions1

Borrower:	CKX, Inc., a Delaware corporation (the “Company”). Additional foreign subsidiary borrowers organized in jurisdictions reasonably acceptable to the Arranger may be added, subject to customary conditions, including collateral and guarantee arrangements, structural and tax considerations, and borrowing sublimits, in each case reasonably satisfactory to the Arranger and the Company.

Agent:	Goldman Sachs Bank USA, acting through one or more of its branches or affiliates, will act as sole administrative agent and collateral agent for the Revolving Facility (collectively, in such capacities, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with the Initial Lender, the “Lenders”), and will perform the duties customarily associated with such roles.

Arranger:	Goldman Sachs Bank USA will act as joint lead arranger for the Revolving Facility (in such capacity, the “Arranger”), and will perform the duties customarily associated with such role. Other joint lead arrangers may be appointed by you as contemplated in the Commitment Letter.

Bookrunner:	Goldman Sachs Bank USA will act as joint book-running manager for the Revolving Facility (in such capacity, the “Bookrunner”). Additional book-running managers may be appointed by you as contemplated in the Commitment Letter.

Syndication Agent:	At the option of Holdings, one or more financial institutions identified by Holdings (in such capacity, the “Syndication Agent”).

Definitive Documentation:	The definitive documentation shall, except as otherwise set forth herein, be consistent with Sponsor Precedent (as defined in the Fee Letter).

[1]	Terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter or the Fee Letter.

Ex. B-1

Revolving Facility:	A senior secured revolving credit facility in an aggregate principal amount of up to $35,000,000 (the “Revolving Facility”), the full amount of which will, subject to the agreement of a Lender other than the Agent to serve as Issuing Bank (as defined below), be available through a subfacility in the form of letters of credit.

In connection with the Revolving Facility, Agent (in such capacity, the “Swingline Lender”) will, in its sole discretion, make available to the Company a swingline facility under which the Company may make short-term borrowings of up to an aggregate amount to be agreed upon. Except for purposes of calculating the Commitment Fee described in Annex I hereto, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Lender under the Revolving Facility shall, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings.

The definitive documentation for the Revolving Facility will include customary provisions to protect the Swingline Lender, in the event any Lender under the Revolving Facility is a “Defaulting Lender” (to be defined in a mutually acceptable manner in the definitive documentation for the Revolving Facility).

Incremental Facilities:	The Company will be permitted after the Final Closing Date (so long as on the date of incurrence no default or event of default shall have occurred and be continuing or would result therefrom) to increase the Revolving Facility on its same terms or add term loan credit facilities in an aggregate principal amount of up to the Maximum Incremental Facility Amount; provided, that:

(i)      the loans under such additional term loan credit facilities shall be senior secured obligations and shall rank pari passu or junior in right of security with the Revolving Facility; provided, that, if such additional credit facilities rank junior in right of security with the Revolving Facility, such additional credit facilities will be established as a separate facility from the Revolving Facility; intercreditor arrangements shall be reasonably acceptable to the Arranger;

Ex. B-2

(ii)     the loans under the additional term loan facilities will mature no earlier than the Revolving Facility and all other terms of any such additional term loan facility (other than pricing, amortization, prepayments or maturity with other changes customary for affiliates of the Sponsor with respect to term loans) shall be on terms and pursuant to documentation consistent with Sponsor Precedent; provided that, to the extent such terms are inconsistent with the definitive documentation for the Revolving Facility, then they shall be otherwise reasonably acceptable to the Agent; provided, further, that in the case of any second lien additional term loans, such indebtedness (x) shall be subject to a customary intercreditor agreement consistent with Sponsor Precedent that is reasonably satisfactory to Agent and (y) shall not be subject to clause (iii) immediately below;

(iii)   if the applicable interest rate relating to the additional term loan credit facility exceeds the interest rate relating to the Revolving Facility by more than 0.50%, the interest rate relating to the Revolving Facility shall be adjusted to be equal to the interest rate relating to the additional credit facility minus 0.50%; provided that in determining the applicable interest rate under such additional term loan credit facility and the Revolving Facility, any LIBOR floor included in such term loan credit facility shall be taken into account and original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) paid by the Company to the Lenders under such additional term loan credit facility and the Revolving Facility in the initial primary syndication thereof shall be included and equated to interest rate (with OID being equated to interest based on an assumed four-year life to maturity).

The financial institutions party to any incremental revolving loan facility shall be reasonably satisfactory to the Agent and the Company. The financial institutions party to any incremental revolving loan or, except as set forth above, term loan facility will become Lenders under the definitive documentation governing the Revolving Facility.

Ex. B-3

Purpose:

(A)    The proceeds of loans under the Revolving Facility will be used by the Company from time to time solely for general corporate purposes, including without limitation, for any of the following: (a) to pay a portion of the Merger Consideration, (b) to fund any working capital requirements and other general corporate needs, (c) to pay the Transaction Costs, including costs incurred in connection with a change of control and (d) after the Final Closing Date, to make permitted acquisitions.

(B) Letters of credit will be used by the Company and its subsidiaries from time to time solely for general corporate purposes.

Availability:

(A)    No loans will be outstanding under the Revolving Facility on the Initial Funding Date. Immediately after the Initial Funding Date, loans under the Revolving Facility will be available at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts and upon notice to be agreed upon but consistent with Sponsor Precedent. Amounts repaid under the Revolving Facility may be reborrowed.

(B) The full amount of the letter of credit subfacility shall be available on and after the Initial Funding Date.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	Overdue principal, interest, fees and other overdue amounts shall bear interest at the applicable interest rate plus 2.0% per annum.

Letters of Credit:

Letters of credit under the Revolving Facility will be issued by a Lender (other than the Agent) acceptable to the Company and the Agent (the “Issuing Bank”)[2]. Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided, however, that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above).

Drawings under any letter of credit shall be reimbursed by the Company on the next business day thereafter. To the extent that the Company does not reimburse the Issuing Bank on the

[2]

If the Initial Lender does not identify a Lender willing to act as the Issuing Bank, the Company may do so, and any such Lender identified by the Company will be deemed acceptable as the Issuing Bank by the Initial Lender and the Arranger.

Ex. B-4

next business day thereafter, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Facility commitments.

The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.

The definitive documentation for the Revolving Facility will include customary provisions to protect the Issuing Bank, in the event any Lender under the Revolving Facility is a “Defaulting Lender” (to be defined in a mutually acceptable manner in the definitive documentation for the Revolving Facility).

Final Maturity:	The Revolving Facility will mature and the commitments thereunder will terminate on the date that is five years after the Initial Funding Date.

Guarantees:

Subject to adjustment as described above with respect to the addition of foreign subsidiary borrowers, all obligations of the Company under the Revolving Facility and under any interest rate protection or other hedging arrangements entered into with the Agent, the Arranger, the Bookrunner, an entity that is a Lender at the time of such transaction, or any affiliate of any of the foregoing (“Hedging Arrangements”), or any cash management arrangements with any such person (“Cash Management Arrangements”) will be unconditionally guaranteed (the “Guarantees”) by Holdings, each Intermediate Holding Company, each of the Initial Subsidiary Guarantors referred to below and, to the extent that there would be no adverse tax consequences and such guarantee is otherwise permitted by law, each existing and subsequently acquired or organized wholly owned domestic or foreign subsidiary of the Company (the “Subsidiary Guarantors”), subject to exceptions (including as to immateriality) to be agreed upon.

The “Initial Subsidiary Guarantors” shall consist of the following entities:

•    CKX UK Holdings Limited

•    19 Entertainment Limited

•    19 Recordings Limited

•    19 TV Limited

•    19 Merchandising Limited

•    19 Management Limited

Ex. B-5

• 19 Productions Limited

• 19 Brands Limited

• 19 Loves Music Limited

• 19 Touring Limited

• 19 Artist Tours Limited

• Native Management Limited

• Native Songs Limited

• Double Vision Film Limited

• Freedom Media Limited

• G.O.A.T., Inc.

• CKX G.O.A.T. Holding Corp.

• EPE Holding Corporation

• Focus Enterprises, Inc.

• StepTeco, Inc.

• Morra, Brezner, Steinberg & Tennenbaum Entertainment, Inc.

• Uncle Dave’s Boondoggle, Inc.

• 19 Entertainment, Inc.

• On the Road Productions

• 19 Touring LLC

• Dance Nation Productions, Inc.

• Southside Productions, Inc.

• 19 Recording Services, Inc.

• J2K Productions, Inc.

• All Girl Productions

• 19 Recordings, Inc.

• This Land Productions, Inc.

• CTA Productions, Inc.

• Masters of Dance Productions Inc.

• SYTYCD DVD Productions, Inc.

• CKX Holding Corp.

• IICD, LLC

• The Comedy Hall of Fame, LLC

• 19 Entertainment Worldwide LLC

Security:	Subject to adjustment as described above with respect to the addition of foreign subsidiary borrowers and to other exceptions to be agreed upon, the Revolving Facility, the Guarantees, any Hedging Arrangements and any Cash Management Arrangements will be secured by (1) at all times on and after the Final Closing Date, all of the capital stock of the Company and (2) substantially all the material assets of the Company and each Subsidiary Guarantor, whether owned on the Initial Funding Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (a) a perfected pledge of all the equity interests of each

Ex. B-6

Intermediate Holding Company and the Company, (b) a perfected pledge of all the equity interests held by the Company or any Subsidiary Guarantor (which pledge, in the case of any foreign subsidiary (other than the Initial Subsidiary Guarantors or any foreign subsidiary to the extent that there would be no adverse tax consequences and such pledge is otherwise permitted by law), shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such foreign subsidiary), (c) perfected first-priority security interests in all tangible and intangible assets as to which a security interest may be perfected by a UCC financing statement, Form MG01 or other equivalent filing under U.K. law, (d) all intellectual property that is owned by the Company or any Subsidiary Guarantor or to which they hold a right to the extent that no third party consent is required to grant the security interest and (e) perfected first-priority security interests in, and mortgages on, substantially all other owned material tangible and intangible assets of the Company and each Subsidiary Guarantor except for (u) vehicles and leaseholds, (v) fee interests in real property valued at less than an amount to be agreed, (w) those assets as to which the parties shall reasonably determine that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby, (x) assets to which the granting or perfecting such security interest would violate any applicable law or, in the case of rights under a contract, such contract (it being agreed that the Company will use commercially reasonable efforts to obtain consents in the case of certain material contract rights and intellectual property set forth below (the “Material Contracts/IP”)), (y) deposit accounts and (z) other exceptions to be agreed. There shall be neither lockbox arrangements nor any control agreements relating to the Company’s and its subsidiaries’ bank accounts. Notwithstanding the foregoing, Holdings will not be required to pledge the capital stock of the Intermediate Holding Companies or the Company to secure the Revolving Facility at any time that the Tender Facility is outstanding.

The Material Contracts/IP shall consist of those contracts and intellectual property for which consents were obtained in respect of the Existing Credit Agreement and others to be reasonably agreed.

All the above-described pledges and security interests shall be created on terms and pursuant to documentation consistent with Sponsor Precedent, including an intercreditor agreement between the Agent and the collateral agent in respect of the

Ex. B-7

Bridge Facility that is consistent with Sponsor Precedent.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the commitments under the Revolving Facility and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be agreed upon but consistent with Sponsor Precedent, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Representations and Warranties:	Only the following representations and warranties will apply, subject to customary (consistent with Sponsor Precedent) and other exceptions and qualifications to be agreed upon: organization, existence, and power; qualification; authorization and enforceability; no conflict; governmental consents; subsidiaries; accuracy of financial statements and other information; projections; no material adverse change; absence of litigation; compliance with laws (including PATRIOT Act, ERISA, margin regulations, environmental laws and Foreign Corrupt Practices Act); payment of taxes; ownership of properties; governmental regulation; inapplicability of the Investment Company Act; closing date solvency on a consolidated basis; labor matters; validity, priority and perfection of security interests in the Collateral; intellectual property; leases; treatment as designated senior debt under subordinated debt documents; location of property; use of proceeds; no material misstatements; and insurance.

Conditions Precedent to Initial Borrowing:	Only the following: delivery of reasonably satisfactory customary legal opinions of counsel for the Company, a customary certificate from the chief financial officer of the Company (or at the Company’s option, a customary solvency opinion from an independent investment bank or valuation firm of nationally recognized standing) with respect to solvency (on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby) in form reasonably satisfactory to the Agent, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act (to the extent requested at least 5 business days prior to the Initial Funding Date), corporate documents and officers’ and public officials’ certifications for Holdings, the Company and the Subsidiary Guarantors; first-priority perfected security interests in the Collateral (free and clear of all liens, subject to customary (consistent with

Ex. B-8

Sponsor Precedent) and other permitted liens, subject to the last paragraph of Exhibit E); customary insurance certificates; execution of the Guarantees, which shall be in full force and effect; evidence of authority for Holdings, the Company and the Subsidiary Guarantors; payment of fees and expenses; and compliance with all obligations under the Fee Letter.

The initial availability of the Revolving Facility on the Initial Funding Date will also be subject to the applicable conditions precedent set forth in Section 6 of the Commitment Letter and Exhibit E to the Commitment Letter. The initial availability of the Revolving Facility on the Initial Funding Date shall not be subject to (a) any conditions precedent other than the conditions precedent expressly set forth in this term sheet, Section 6 of the Commitment Letter or Exhibit E to the Commitment Letter or (b) except as provided in Section 6 of the Commitment Letter or Exhibit E to the Commitment Letter, any representation or warranty, affirmative, negative or financial covenant or event of default, the accuracy, compliance or absence, respectively, of or with which would be a condition to the availability of the Revolving Facility on the Initial Funding Date.

Conditions Precedent to all Borrowings:	Subject to the last paragraph of Exhibit E to the Commitment Letter, only the following: delivery of notice, accuracy of representations and warranties in all material respects and absence of defaults; provided that representations made in the definitive documentation on the Initial Funding Date, and defaults occurring on the Initial Funding Date, shall be limited as provided in Exhibit E to the Commitment Letter.

Affirmative Covenants:	Only the following affirmative covenants will apply (to be applicable to the Company and its restricted subsidiaries), subject to customary (consistent with Sponsor Precedent) and other baskets, exceptions and qualifications to be agreed upon: maintenance of corporate existence and rights; performance and payment of obligations; delivery of annual and quarterly consolidated financial statements, including customary MD&A (accompanied, in the case of annual financial statements, by an audit opinion from nationally recognized auditors that is not subject to any qualification as to “going concern” or the scope of such audit), an annual budget, and other information of Company, including information required under the PATRIOT Act; delivery of notices of default, ERISA events, material litigation and material adverse change; maintenance of properties in good working order; maintenance of books and records; maintenance of customary insurance; use commercially

Ex. B-9

reasonable efforts to maintain a public rating of any term facility by each of S&P and Moody’s; lender calls; compliance with laws; inspection of books and properties; environmental; additional guarantors; leases; additional collateral; further assurances in respect of collateral matters; and use of proceeds and payment of taxes.

Negative Covenants:	Only the following negative covenants will apply (to be applicable to the Company and its restricted subsidiaries), subject to the Revolving Facility Covenant Specifications and customary (consistent with Sponsor Precedent) exceptions and qualifications and others to be agreed upon (including in any event a customary (consistent with Sponsor Precedent) Cumulative Credit):

1.       Limitation on dispositions of assets (including future revenues) and changes of business and ownership (including (a) the entry into or granting of long-term licenses for the rights to use intellectual property that are material to the operation of the business as then-currently conducted by the Company for which upfront license fees or other consideration is paid; (b) the termination of license agreements or other contracts for which the Company has the right to use the intellectual property of third parties that is material to the operation of the business as then-currently conducted by the Company in return for upfront payments or portions thereof made to the Company by such third parties in respect of such intellectual property; and (c) events that are tantamount to a sale or transfer by the Company of material intellectual property that is owned or licensed-in by the Company for use in the operation of the business) (all such transactions, “Asset Dispositions”).

2. Limitation on mergers and acquisitions.

3. Limitations on dividends and stock repurchases and optional redemptions (and optional prepayments) of subordinated debt.

4. Limitation on indebtedness of Holdings, the Intermediate Holding Companies, the Company and its restricted subsidiaries (including guarantees and other contingent obligations) and preferred stock.

5. Limitation on loans and investments.

Ex. B-10

6. Limitation on liens and further negative pledges.

7. Limitation on transactions with affiliates.

8. Limitation on sale/leaseback transactions.

9.       Limitation on changes in the business of the Company and its subsidiaries (and prohibition of Holdings or the Intermediate Holding Companies engaging in business activities other than their direct or indirect ownership of the equity interests of the Company and activities and liabilities incidental thereto; provided that there shall be no restriction on the formation of additional holding companies above Holdings).

10. Limitation on restrictions of subsidiaries to pay dividends or make distributions.

11. Limitation on changes to fiscal year.

12. Limitation on speculative hedges.

13.     A requirement that the Company use commercially reasonable efforts to ensure that no amendment will be made to any material contract that is currently assignable by its terms if such amendment would limit the ability to assign such contract as collateral for the benefit of the Lenders.

Holdings shall not permit any liens on the equity interests of the Company other than (1) while the Tender Facility is outstanding, liens securing the Tender Facility, and (2) at any other time, first priority liens securing the Revolving Facility and second priority liens securing the Bridge Facility and the Notes.

It is understood and agreed that the covenants in the Revolving Facility shall not be made more restrictive during any period in which any Bridge Loans are outstanding.

All ratios and calculations shall be measured on a Pro Forma Basis.

Financial Covenant:	Only the following: a Maximum Total Net Leverage Ratio at any time when there is outstanding credit exposure under the Revolving Facility.

Ex. B-11

Events of Default:	Only (subject to customary (consistent with Sponsor Precedent) and other thresholds and grace periods to be agreed upon): nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration (including to each of the Tender Facility and the Bridge Facility); bankruptcy and similar events (consistent with Sponsor Precedent); material judgments; ERISA events; actual or asserted invalidity of guarantees or security documents in each case representing a material portion of the collateral; and change of control (to be defined in a manner consistent with Sponsor Precedent).

Unrestricted Subsidiaries:	The definitive documentation will contain provisions pursuant to which, subject to limitations on investments, loans, advances and guarantees and pro forma covenant compliance, the Company will be permitted to designate any existing or subsequently acquired or organized subsidiary (other than a subsidiary that holds any Core Asset) as an “unrestricted subsidiary” (it being understood that the treatment of unrestricted subsidiaries will otherwise be consistent with Sponsor Precedent) and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary (subject to customary conditions (consistent with Sponsor Precedent)). Unrestricted subsidiaries will not be subject to the affirmative or negative covenant or event of default provisions of the definitive documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating the financial definitions contained in the definitive documentation. At no time shall any Unrestricted Subsidiary engage in any part of the Idol business, have any right in respect of any revenue from the Idol business or hold any Core Asset or any interest therein.

Voting:

Amendments and waivers of the definitive credit documentation will require the approval of Lenders consistent with Sponsor Precedent, with the following modifications:

(i) the consent of the Swingline Lender will be required for any amendment that modifies the swingline-specific provisions;

(ii) no amendment or waiver shall amend or waive any condition precedent to any extension of credit under the Revolving Facility without the consent of a majority of the Lenders under the Revolving Facility (it being understood that amendments or waivers of any other provision of the

Ex. B-12

definitive credit documentation, including any representation or warranty, any covenant or any default, shall be deemed to be effective for purposes of determining whether the conditions precedent to any extension of credit under the Revolving Facility have been satisfied regardless of whether a majority of the Lenders under the Revolving Facility shall have consented to such amendment or waiver); and

(iii) loans held by defaulting lenders (defined in a manner to be agreed) will be excluded in any determination of the requisite lenders needed for any consent in a manner to be agreed.

Cost and Yield Protection:	Usual for facilities and transactions of this type.

Assignments and Participations:	The Lenders will be permitted to assign loans and commitments under the Revolving Facility with the consent of the Company (not to be unreasonably withheld or delayed), the Swingline Lender and the Issuing Bank, in each case not to be unreasonably withheld or delayed; provided that such consent of the Company shall not be required (i) if such assignment is made to another Lender or an affiliate or approved fund of a Lender, (ii) in respect of assignments by the Initial Lender during the primary syndication or (iii) after the occurrence and during the continuance of an event of default relating to payment default or bankruptcy. All assignments will also require the consent of the Agent, not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $5,000,000. Assignments will be by novation. The Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment.

The Lenders will be permitted to sell participations in loans and commitments subject to the restrictions set forth herein and in the Commitment Letter. Voting rights of participants shall (i) be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) extensions of final maturity of the loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral and (ii) for clarification purposes, not include the right to vote on waivers of defaults or events of defaults.

Notwithstanding the foregoing, assignments by any Lender and participations sold by the Initial Lender or any affiliate thereof shall not be permitted to ineligible institutions agreed

Ex. B-13

to by the Bookrunner and Holdings prior to the date of the Commitment Letter.

Non-pro rata prepayments will be permitted to the extent required to permit “extend and amend” transactions, subject to customary restrictions and conditions to be agreed. Assignments shall not be deemed non-pro rata payments, and assignments to Holdings, the Company and their subsidiaries shall be permitted pursuant to market standard buyback procedures. Assignments to Sponsor and its affiliates (other than Holdings, the Company and their subsidiaries) (each, an “Affiliated Lender”) shall be permitted subject to the following limitations:

(i)      Affiliated Lenders will not receive information provided solely to lenders and will not be permitted to attend/participate in lender meetings;

(ii)     Affiliated Lenders must provide a customary representation and warranty as to no material non-public information at the time of an assignment;

(iii)   Affiliated Lenders may not purchase loans if a default or event of default is in existence;

(iv)    For purposes of any amendment, waiver or modification of the definitive credit documentation or any plan of reorganization that does not in each case adversely affect such Affiliated Lender in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated lenders voting on such matter; and

(v)     the amount of outstanding loans and commitments that are held by Affiliated Lenders may not exceed 25% of the aggregate outstanding loans and commitments at any time.

Expenses and Indemnification:	The Company will indemnify the Arranger, the Agent, the Syndication Agent, the Lenders, the Issuing Bank, the Swingline Lender, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all reasonable documented out-of-pocket costs, expenses (including reasonable fees, disbursements and other charges of outside counsel) and liabilities of such Indemnified Person arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facilities or any related transaction or any

Ex. B-14

claims, actions, suits, inquiries, litigation, investigations or other proceedings (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by your equity holders, creditors or any other third party or by Holdings, the Company, Merger Sub or any of their respective affiliates) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions in connection therewith; provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) its gross negligence or willful misconduct, (ii) a material breach of such Indemnified Person’s obligations under the definitive loan documentation, or (iii) any claim, action, suit, inquiry, litigation, investigation or proceeding that does not involve an act or omission of the Company or any of its affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, action, suit, inquiry, litigation, investigation or proceeding against Financial Institution or against any of the Arranger, the Agent, the Syndication Agent, the Lenders, the Issuing Bank or the Swingline Lender in their capacities as such). In addition, all reasonable, documented out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of counsel) of (x) the Arranger, the Agent, the Syndication Agent, the Issuing Bank, the Swingline Lender and the Lenders for enforcement costs and documentary taxes associated with the Revolving Facility and (y) the Agent in connection with the preparation, execution and deliver of any amendment, waiver or modification of the Revolving Facility (whether or not such amendment, waiver or modification is approved by the Lenders) will in each case be paid by the Company if the Initial Funding Date occurs.

Governing Law and Forum:	New York.

Counsel to Agent and Arranger:	Cravath, Swaine & Moore LLP.

Ex. B-15

ANNEX I

Interest Rates:	The interest rates under the Revolving Facility will be, at the option of the Company, Adjusted LIBOR plus the Revolving Facility LIBOR Margin or ABR plus the Revolving Facility ABR Margin.

Letter of Credit Fees:	A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment. In addition, the Company shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to 0.25% per annum of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

LIBOR Periods:	The Company may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all relevant Lenders, 9 or 12 months or, if agreed to by the Agent, a shorter period) for Adjusted LIBOR borrowings.

Interest Calculation:	Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans determined by reference to the Agent’s prime rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

ABR:	ABR is the Alternate Base Rate, which is the highest of the Agent’s Prime Rate, the Federal Funds Effective Rate plus 1/2 of 1.00% and Adjusted LIBOR for an interest period of one month plus 1.00%.

Adjusted LIBOR	Adjusted LIBOR will be the Adjusted LIBOR for the applicable interest period on the date of determination.

Commitment Fees:	A fee per annum equal to the Revolving Commitment Percentage on the undrawn portion of the commitments in respect of the Revolving Facility, payable quarterly in arrears after the Initial Funding Date and upon the termination of the commitments, calculated based on the

Ex B.-Annex I-1

number of days elapsed in a 360-day year.

Ex B.-Annex I-2

EXHIBIT C

Project Colonel

$360,000,000 Senior Secured Second-Priority Increasing Rate Bridge Facility

Summary of Principal Terms and Conditions3

Borrower:	Prior to the Final Closing Date, CKX, Inc., a Delaware corporation (the “Company”); on and after the Final Closing Date, Colonel Holdings, Inc., a Delaware corporation (“Holdings”). On the Final Closing Date, Holdings will assume all obligations of the Company, if any, under the Bridge Facility. The “Borrower” will mean the Company at any time prior to the Final Closing Date and Holdings at any time on or after the Final Closing Date.

Agent:	The person designated as agent by the Arranger, acting through one or more of its branches or affiliates, will act as sole administrative agent for the Bridge Facility (in such capacity, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with the Initial Lender, the “Lenders”), and will perform the duties customarily associated with such roles.

Arranger:	Goldman Sachs Bank USA will act as joint lead arranger for the Bridge Facility described below (in such capacities, the “Arranger”), and will perform the duties customarily associated with such roles. Other joint lead arrangers may be appointed by you as contemplated by the Commitment Letter.

Bookrunner:	Goldman Sachs Bank USA will act as joint bookrunner for the Bridge Facility as described below (in such capacities, the “Bookrunner”). Other bookrunners may be appointed by Holdings as contemplated by the Commitment Letter.

Syndication Agent:	At the option of Holdings, one or more financial institutions identified by Holdings (in such capacity, the “Syndication Agent”).

Bridge Facility:

(A)    Senior increasing rate bridge loans in an aggregate amount of up to $60 million plus up to $18 million to cover any Tender Funding Costs (the “Initial Bridge Loans”).

(B)    Additional senior increasing rate bridge loans in an

[3]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit B thereto, or the Fee Letter.

Ex. C-1

aggregate amount of up to $360 million less the amount of outstanding Initial Bridge Loans (the “Additional Bridge Loans” and, together with the Initial Bridge Loans, the “Bridge Loans”). The Initial Bridge Loans and Additional Bridge Loans will be treated as a single class of loans under the definitive documentation for the Bridge Facility and will rank pari passu in right of payment.

Definitive Documentation:	The definitive documentation shall, except as otherwise set forth herein, be consistent with Sponsor Precedent.

Purpose:

(A)    The proceeds of the Initial Bridge Loans will be used (a) to refinance the Existing Credit Agreement and other existing indebtedness and (b) to pay all or a portion of the Tender Funding Costs.

(B)    The proceeds of the Additional Bridge Loans will be used (a) to acquire Shares, (b) to pay the Merger Consideration and, as applicable, either to finance the Tender Offer or to repay amounts outstanding under the Tender Facility, and (c) to pay the Transaction Costs.

Availability:

(A)    The full amount of Initial Bridge Loans may be borrowed in one drawing on the Tender Facility Funding Date.

(B)    Up to $50 million in the aggregate of the Additional Bridge Loans may be borrowed in two drawings prior to the Final Closing Date for the purpose of acquiring Shares (which shall be cancelled upon acquisition) from existing stockholders previously identified to the Arranger at a purchase price no greater than the price per share paid in the Tender Offer, and the full amount of the Additional Bridge Loans may be borrowed in one drawing on the Final Closing Date, provided that the commitments under the Bridge Facility will expire if not drawn prior to the “Merger Outside Date” (as defined in the Merger Agreement as in effect on the date hereof); provided, further, that any borrowing of the Additional Bridge Loans pursuant to this clause (B) will result in a dollar-for-dollar reduction in the amount of loans available for borrowing under the Tender Facility.

(C) In the event the Tender Facility Funding Date does not

Ex. C-2

occur, the entire amount of the Bridge Facility may be borrowed in one drawing on the Final Closing Date. Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed.

Ranking:	The Bridge Loans will constitute senior indebtedness of the Borrower and will be pari passu with all obligations under the Revolving Facility and all other unsubordinated obligations.

Guarantees:	Prior to the Final Closing Date, Holdings, each Intermediate Holding Company, each existing and subsequently acquired or organized subsidiary of the Company that is required to be a guarantor of the Revolving Facility (the “Subsidiary Guarantors”) will guarantee (the “Guarantees”) the Bridge Loans on a senior secured second-priority basis, without regard to whether the Revolving Facility remains outstanding. On and after the Final Closing Date, the Company, each Subsidiary Guarantor and each Intermediate Holding Company will Guarantee the Bridge Loans on a senior secured second-priority basis.

Interest Rates:	Interest for the period commencing on the Initial Funding Date through the first three months after the Final Closing Date shall be payable at (a) the greater of (i) the LIBO Floor and (ii) the London interbank offered rate for U.S. dollars (for a three-month interest period) (the “LIBO Rate”) plus the Spread. At the end of the three month period commencing on the Final Closing Date, and each three month period thereafter, the Spread shall increase by 50 basis points (provided, however, that the Spread shall not so increase on the Conversion Date (as defined below)).

Notwithstanding anything to the contrary set forth above, at no time shall the per annum interest rate on the Bridge Loans, the Term Loans (as defined below) or the Exchange Notes (as defined below) exceed a percentage amount per annum specified in the Fee Letter (the “Total Cap”), subject to Default Rate below. Any Bridge Loans that remain outstanding after the Conversion Date (as defined below) or any failure to comply with a securities demand will bear interest at the Total Cap and the prepayment provisions applicable to the Term Loans (as defined below) will apply thereto.

Interest Payments:	Interest on the Bridge Loans will be payable in cash, quarterly in arrears.

Ex. C-3

Default Rate:	Overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.0% per annum.

Conversion and Maturity:	The Bridge Loans will mature on the first anniversary of the Initial Funding Date; provided that on such first anniversary (the “Conversion Date”), any Bridge Loan that has not been previously repaid in full will be automatically converted into a senior secured second-priority term loan (each a “Term Loan”) due on the date that is eight years after the Initial Funding Date (the “Maturity Date”), subject to the Conditions Precedent to Conversion set forth in Annex I to Exhibit C. At any time on or after the Conversion Date, at the option of the applicable Lender, such Term Loans may be exchanged in whole or in part for senior secured second-priority exchange notes (the “Exchange Notes”) having an equal principal amount; provided, however, that the Company may defer the first issuance of Exchange Notes until such time as the Company shall have received requests to issue an aggregate of at least $50.0 in principal amount of Exchange Notes.

The Term Loans will be governed by the provisions of the Bridge Loan Documents (as defined below) and will have the same terms as the Bridge Loans except as expressly set forth on Annex I hereto. The Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II hereto.

Conversion Fee:	On the Conversion Date, the Company shall pay to the holders of the Bridge Loans a conversion fee (the “Conversion Fee”) in an amount equal to a percentage amount specified in the Fee Letter of the aggregate principal amount of the Bridge Loans outstanding on such date (as determined immediately prior to the conversion of such Bridge Loans to Term Loans).

Security:	Prior to the Final Closing Date, the Bridge Loans and the Guarantees will be secured by perfected second-priority security interests in the assets of the Company and each Subsidiary Guarantor that are required to secure the Revolving Facility, and on and after the Final Closing Date, the Bridge Loans and the Guarantees will also be secured by perfected second-priority security interests in the assets of Holdings and each Intermediate Holding Company, subject to the same exceptions as are included in the Revolving Facility with respect to the assets of the Company and the Subsidiary Guarantors (in either case, the “Collateral”). In each case, such Collateral will secure the Bridge Loans without regard to

Ex. C-4

whether the Revolving Facility remains outstanding or, subject to the following paragraph, continues to require such collateral, with the Revolving Facility secured by first-priority security interests thereon at all times when the Revolving Facility remains outstanding and secured.

All the above-described pledges and security interests shall be created on terms, and pursuant to documentation consistent with Sponsor Precedent, with (a) the modifications to such precedent set forth in this Term Sheet and (b) modifications to reflect changes in law or accounting standards since the date of such precedent. Except to the extent securing the Bridge Loans, the Term Loans, the Exchange Notes or the Notes on a second-priority basis and the Revolving Facility on a first-priority basis, none of the Collateral shall be subject to any other security interests or liens, subject to customary exceptions to be agreed upon and permitted liens.

The intercreditor agreement will provide that (a) at any time when there is $75 million or less of outstanding first lien indebtedness, the Agent will control the release of liens under the Bridge Facility and (b) at any time there is more than $75 million of outstanding first lien indebtedness, the agent for such first lien indebtedness will control the release of liens under both the first lien indebtedness and other indebtedness secured by junior liens, including the Bridge Facility, the Term Loans, the Exchange Notes and the Permanent Debt. The release of security interests in respect of first lien indebtedness upon repayment thereof or the termination of the related commitments will not result in the release of the security interests in respect of the Bridge Facility; provided that the security interest in respect of the Bridge Facility will remain second in priority to any first lien indebtedness subsequently incurred by the Borrower.

The lien priority, relative rights and other creditors’ rights issues in respect of the Senior Facilities and the Bridge Loans will be set forth in an intercreditor agreement consistent with Sponsor Precedent and otherwise reasonably satisfactory to the Borrower and the Agent.

Mandatory Prepayments:	The Bridge Loans shall be prepaid with, subject to certain customary (consistent with Sponsor Precedent) and other exceptions and, in the case of Asset Dispositions, reinvestment rights to be agreed upon, (i) the net proceeds from the issuance, offering or placement of any debt or equity securities (other than equity securities issued to management

Ex. C-5

or to Sponsor and other existing stockholders and their respective affiliates) by Holdings, each Intermediate Holding Company, the Borrower or any of its subsidiaries; provided that in the event any Lender or affiliate of a Lender purchases debt securities from the Borrower pursuant to a permanent debt demand the net cash proceeds received by the Borrower in respect of such securities or loans may, at the option of such Lender or affiliate, be applied first to prepay the Bridge Loans of such Lender or affiliate prior to being applied to prepay the Bridge Loans held by other Lenders and (ii) the net proceeds from any non-ordinary course Asset Disposition by Holdings, each Intermediate Holding Company, the Borrower or any of its subsidiaries (including proceeds from the sale of stock of any subsidiary of the Borrower). The Borrower will also be required to prepay the Bridge Loans following the occurrence of a change of control (to be defined consistent with Sponsor Precedent) at 100% of the outstanding principal amount thereof.

Voluntary Prepayments:	The Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than 3 days’ prior written notice, at the option of the Borrower at any time.

Conditions Precedent to Initial Borrowing:	Only the following: delivery of reasonably satisfactory customary legal opinions of counsel for the Borrower, a customary certificate from the chief financial officer of the Borrower (or, at the Borrower’s option, a customary solvency opinion from an independent investment bank or valuation firm of nationally recognized standing) with respect to solvency (on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby) in form reasonably satisfactory to the Agent, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act (to the extent requested at least 5 business days prior to the Initial Funding Date), corporate documents and officers’ and public officials’ certifications for Holdings, the Company and the Guarantors; second-priority perfected security interests in the Collateral (free and clear of all liens, subject to customary (consistent with Sponsor Precedent) and other permitted liens, subject in the case of any drawing on the Initial Funding Date, to the last paragraph of Exhibit E; customary insurance certificates; execution of the applicable Guarantees, which shall be in full force and effect; evidence of authority for Holdings, the Company and the Guarantors; payment of fees and expenses; and

Ex. C-6

compliance with all obligations under the Fee Letter.

The borrowing of the Bridge Loans on the Initial Funding Date will also be subject to the applicable conditions precedent set forth in Section 6 of the Commitment Letter and Exhibit E to the Commitment Letter. The borrowing of Bridge Loans on the Initial Funding Date shall not be subject to (a) any conditions precedent other than the conditions precedent expressly set forth in this term sheet, Section 6 of the Commitment Letter or Exhibit E to the Commitment Letter or (b) except as provided in Section 6 of the Commitment Letter or Exhibit E to the Commitment Letter, any representation or warranty, affirmative, negative or financial covenant or event of default, the accuracy, compliance or absence, respectively, of or with which would be a condition to the borrowing of Bridge Loans on the Initial Funding Date.

Conditions Precedent to Borrowing on the Final Closing Date:

The Acquisition shall be consummated simultaneously or substantially concurrently with the borrowing of the Additional Bridge Loans in accordance with applicable law and on the terms and conditions described in the Merger Agreement and Support Agreements (as defined in the Merger Agreement as in effect on the date hereof), without giving effect to any waiver or other modification thereof by Holdings that is materially adverse to the interests of the Lenders or the Arranger not approved by the Arranger.

The Equity Contribution shall have been made (or substantially simultaneously or concurrently with the making of such borrowing shall be made) in at least the amount set forth in Exhibit A.

If the Tender Facility Funding Date shall have occurred, repayment in full and termination of the Tender Facility.

Conditions Precedent to all Borrowings:	Subject to the last paragraph of Exhibit E to the Commitment Letter, only the following: delivery of notice, accuracy of representations and warranties in all material respects, absence of defaults and the making of the Equity Contribution in at least the amount set forth in Exhibit A.

Assignments and Participations:	Each Lender shall have the right to assign or participate the Bridge Loans held by it in compliance with applicable law to any third party with the prior written consent of the Agent (not to be unreasonably withheld or delayed) and shall give notice to the Borrower of any such assignment; provided, however, that prior to any assignment of the Bridge Loans

Ex. C-7

which occurs on or before the Conversion Date each Lender will consult with the Borrower.

Notwithstanding the foregoing, (a) assignments of Bridge Loans by any Lender and participations sold by the Initial Lender or any affiliate thereof shall not be permitted to ineligible institutions agreed to by the Arranger and Holdings prior to the date of the Commitment Letter and (b) the Initial Lender may not assign more than 49% of its commitment and Bridge Loans with respect to the Bridge Facility prior to the Final Closing Date (other than to an affiliate of the Initial Lender), provided that any assignment to a Sponsor Debt Fund Affiliate shall be disregarded for purposes of determining compliance with the 49% limit.

Assignments shall not be deemed non-pro rata payments, and assignments to Holdings, the Company and their subsidiaries shall be permitted pursuant to market standard buyback procedures. Assignments to Sponsor and its affiliates (other than Holdings, the Company and their subsidiaries) (each, an “Affiliated Lender”) shall be permitted subject to the following limitations:

(i)      Affiliated Lenders will not receive information provided solely to lenders and will not be permitted to attend/participate in lender meetings;

(ii)     Affiliated Lenders must provide a customary representation and warranty as to no material non-public information at the time of an assignment;

(iii)   Affiliated Lenders may not purchase Bridge Loans if a default or event of default is in existence;

(iv)    For purposes of any amendment, waiver or modification of the definitive documentation or any plan of reorganization that does not in each case adversely affect such Affiliated Lender in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated lenders voting on such matter; and

(v)     the amount of outstanding Bridge Loans, Term Loans and commitments that are held by Affiliated Lenders may not exceed 25% of the aggregate outstanding Bridge Loans, Term Loans and commitments at any time.

Representations and Warranties:	The definitive documentation relating to the Bridge Loans (the “Bridge Loan Documents”) will contain the representations and warranties relating to Holdings and its

Ex. C-8

subsidiaries specified under the caption “Representation and Warranties” in the Revolving Facility Term Sheet, with such changes as are appropriate in connection with the Bridge Loans (and in any event such representations and warranties shall not be more restrictive to the Borrower than those set forth in the documentation for the Revolving Facility).

Covenants:	The Bridge Loan Documents will contain affirmative covenants relating to Holdings and its restricted subsidiaries consistent, to the extent applicable, with those of the Revolving Facility and in addition, a customary permanent debt demand and cooperation covenant (as specified below). The Bridge Loan Documents will contain incurrence-based negative covenants relating to Holdings and its restricted subsidiaries, subject to the Bridge Covenant Specifications, covering the following: restrictions on the incurrence of indebtedness (with exceptions for, among other things, indebtedness incurred under the Revolving Facility and indebtedness incurred to refinance indebtedness outstanding on the Initial Funding Date); the payment of dividends, certain distributions on equity or certain optional prepayments on subordinated debt (for the avoidance of doubt, such covenant will contain a carve-out to pay obligations under the Series B and Series C convertible preferred stock, the Elvis Presley Enterprises, LLC operating agreement, the Elvis Presley Enterprises, Inc. shareholders agreement, the G.O.A.T., LLC operating agreement and the Storm Model Management Limited joint venture agreement); redemption of capital stock and making of certain investments; the incurrence of liens; the Asset Dispositions; sale/leaseback transactions; entering into agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances; entering into affiliate transactions; entering into mergers, consolidations and sales of substantially all assets; requirements as to future subsidiary guarantors; and restrictions on Holdings and the Intermediate Holding Companies engaging in business activities other than their direct or indirect ownership of the equity interests of the Company and activities and liabilities incidental thereto (provided that there shall be no restriction on the formation of additional holding companies above Holdings). For the avoidance of doubt, there shall be no financial maintenance covenants.

The cooperation covenant will require the following: delivering offering documents (including all financial statements required to be included therein, other than such

Ex. C-9

financial information customarily omitted in offering documents for Rule 144A transactions so long as Holdings has used its commercially reasonable efforts to provide such information) substantially consistent with those required to be prepared pursuant to paragraph 2 of the engagement letter dated May 10, 2011 by and among Goldman, Sachs & Co., Holdings and Merger Sub upon commercially reasonable prior notice; making available upon reasonable notice appropriate senior officers and representatives of Holdings and the Company and information for due diligence (including participating in one or more bring-down diligence calls); using commercially reasonable efforts to cause a nationally recognized accounting firm to provide a customary “comfort letter” (including “negative assurance” comfort); using commercially reasonable efforts to cause O’Melveny & Myers LLP or other counsel reasonably satisfactory to the Arranger to deliver a customary opinion letter and a customary negative assurance letter with respect to the applicable offering documents; entering into customary purchase agreements, placement agreement or underwriting agreement and other customary agreements related thereto; and upon commercially reasonable notice making available appropriate senior officers and representatives to participate in one or more road shows to market the applicable securities. Holdings will also be required to use its commercially reasonable efforts to provide a final form of offering memorandum for the Notes on or prior to the date that the Information Statement regarding the Acquisition is mailed to shareholders of the Company.

Events of Default:	Consistent with those in the bridge facility of the Sponsor Precedent.

In case an Event of Default shall occur and be continuing, the holders of at least 25% in aggregate principal amount of the Bridge Loans then outstanding, by notice in writing to the Borrower, may declare the principal of, and all accrued interest on, all Bridge Loans to be due and payable immediately. If a bankruptcy event of the Borrower occurs, the principal of and accrued interest on the Bridge Loans will be immediately due and payable without any notice, declaration or other act on the part of the holders of the Bridge Loans. An acceleration notice may be annulled and past defaults (except for monetary defaults not yet cured) may be waived by the holders of a majority in aggregate principal amount of the Bridge Loans.

Ex. C-10

Voting:	Amendments and waivers of the Bridge Loan Documents will require the approval of Lenders holding more than 50% of the aggregate amount of the Bridge Loans, except that the consent of each Lender directly adversely affected shall be required with respect to (a) reductions of principal, interest or fees payable to such Lender, (b) extensions of final maturity of the Bridge Loans and (c) releases of all or substantially all of the value of the Guarantees.

Cost and Yield Protection:	Usual for facilities and transactions of this type.

Expenses and Indemnification:	The Borrower will indemnify the Arranger, the Agent, the Syndication Agent, the Lenders, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each an “Indemnified Person”) and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of such Indemnified Person arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facilities or any related transaction or any claims, actions, suits, inquiries, litigation, investigations or other proceedings (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by your equity holders, creditors or any other third party or by Holdings, Company or any of their respective affiliates) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions connected therewith, provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) its gross negligence or willful misconduct, (ii) a material breach of such Indemnified Person’s obligations under the definitive loan documentation, or (iii) any claim, action, suit, inquiry, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, action, suit, inquiry, litigation, investigation or proceeding against any Financial Institution or against any of the Arranger, the Agent, the Syndication Agent or the Lenders in their capacities as such). In addition, in the event the Initial Funding Date occurs, all out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of counsel) of the Arranger, the Agent, the Syndication Agent and the Lenders for enforcement costs and

Ex. C-11

documentary taxes associated with the Bridge Facility will be paid by the Borrower.

Governing Law:	New York.

Counsel to the Agent and the Arranger:	Cravath, Swaine & Moore LLP.

Ex. C-12

ANNEX I

Term Loans

Maturity:	The Term Loans will mature on the date that is eight years after the Initial Funding Date.

Interest Rate:	The Term Loans will bear interest at an interest rate per annum (the “Term Loan Interest Rate”) equal to the Total Cap. Interest shall be payable on the last day of each fiscal quarter of Holdings and on the Bridge Facility Maturity Date, in each case payable in arrears and computed on the basis of a 360 day year.

Covenants, Events of Default and Prepayments:	Upon and after the Conversion Date, the covenants, mandatory and optional prepayment provisions (including call protection provisions) and events of default applicable to the Exchange Notes will also be applicable to the Term Loans.

Conditions Precedent to Conversion:	The ability of Holdings to convert any Bridge Loans into Term Loans is subject to no event of default in effect with respect to a payment default, bankruptcy or failure to comply with a permanent debt demand and all fees due to the Arranger and the Lenders under the Bridge Facility shall have been paid in full.

Ex. C-Annex I-1

ANNEX II

Exchange Notes

Issue:	The Exchange Notes will be issued under an indenture capable of being qualified under the Trust Indenture Act of 1939, as amended.

Maturity:	The Exchange Notes will mature on the date that is eight years after the Initial Funding Date.

Guarantees:	Same as the Bridge Facility.

Security:	Same as the Bridge Facility, except that the Exchange Notes will not be secured by any equity interests in any of Holdings’ subsidiaries, or, to the extent that the pledge thereof would create a separate reporting obligation under Section 3-16 of Regulation S-X that is burdensome, indebtedness of any of Holdings’ subsidiaries.

Interest Rate:	The Exchange Notes will bear interest at a fixed rate equal to the Total Cap.

Mandatory Redemption:	None.

Optional Redemption:	The Exchange Notes will be non-callable until the fourth anniversary of the Initial Funding Date (subject to (a) customary (for high yield debt securities consistent with Sponsor Precedent) “equity clawback” provisions and (b) customary (for high yield debt securities consistent with Sponsor Precedent) make-whole provisions with the price based on U.S. Treasury notes with a maturity closest to the fourth anniversary of the Initial Funding Date plus 50 basis points). Thereafter, each Exchange Note will be callable at par plus accrued interest plus a premium equal to one half of the coupon on such Exchange Note, which premium shall decline ratably on each yearly anniversary of the Initial Funding Date to zero on the date that is two years prior to the maturity of the Exchange Notes.

Offer to Repurchase Upon a Change of Control:	Holdings will be required to offer to repurchase the Exchange Notes following the occurrence of a change of control (to be defined in a manner consistent with the equivalent definition in high yield debt securities consistent with Sponsor Precedent (but without an exception for a strategic merger)) at 101% of the outstanding principal amount thereof.

Ex. C-Annex II-1

Defeasance and Discharge Provisions:	Customary for high yield debt securities consistent with Sponsor Precedent.

Modification:	Customary for high yield debt securities consistent with Sponsor Precedent.

Registration Rights:	Holdings will file within 90 days after the first issuance of Exchange Notes, and will use its commercially reasonable efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a “Shelf Registration Statement”) and/or a registration statement relating to a Registered Exchange Offer (as defined below). If a Shelf Registration Statement is filed, the Company will keep such registration statement effective and available (subject to customary exceptions) until the earlier of the date all Exchange Notes registered thereby have been resold and the date that is two years from the Conversion Date. If within 270 days from the first issuance of Exchange Notes, a Shelf Registration Statement for the Exchange Notes has not been declared effective or the Company has not effected an exchange offer (a “Registered Exchange Offer”) whereby the Company has offered registered notes having terms identical to the Exchange Notes (the “Substitute Notes”) in exchange for all outstanding Exchange Notes (it being understood that a Shelf Registration Statement is required to be made available in respect of Exchange Notes the holders of which could not receive Substitute Notes through the Registered Exchange Offer that, in the opinion of counsel, would be freely saleable by such holders without registration or requirement for delivery of a current prospectus under the Securities Act of 1933, as amended (the “Securities Act”) (other than a prospectus delivery requirement imposed on a broker-dealer who is exchanging Exchange Notes acquired for its own account as a result of a market making or other trading activities)), then the Company will pay liquidated damages of 0.25% per annum on the principal amount of Exchange Notes outstanding (which rate of liquidated damages shall increase by 0.25% per annum after 90 days to a maximum of 1.00% per annum) to holders of such Exchange Notes from and including the 271st day after the date of the first issuance of Exchange Notes to but excluding the earlier of the effective date of such Shelf Registration Statement or the date of consummation of such Registered Exchange Offer. The Company will also pay such liquidated damages for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for resales thereunder.

Ex. C-Annex II-2

Covenants:	Consistent with Sponsor Precedent (as defined in the Fee Letter; provided, that such covenants shall in no event be more restrictive than the corresponding covenants in the Revolving Facility (including, without limitation, with respect to acquisitions, dispositions and restricted payments), subject to the Exchange Note Modifications. For the avoidance of doubt, there shall be no financial maintenance covenants.

Events of Default:	Customary for high yield debt securities consistent with Sponsor Precedent.

Ex. C-Annex II-3

EXHIBIT D

Project Colonel

$200,000,000 Senior Secured Tender Facility

Summary of Principal Terms and Conditions1

Borrower:	Colonel Holdings, Inc., a Delaware corporation (“Holdings”).

Agent:	Goldman Sachs Bank USA, acting through one or more of its branches or affiliates, will act as sole administrative and collateral agent for the Tender Facility (in such capacity, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with the Initial Lender, the “Tender Facility Lenders”), and will perform the duties customarily associated with such roles.

Arranger:	Goldman Sachs Bank USA will act as joint lead arrangers for the Tender Facility described below (in such capacities, the “Arranger”), and will perform the duties customarily associated with such roles. Other joint lead arrangers may be appointed by you as contemplated by the Commitment Letter.

Bookrunner:	Goldman Sachs Bank USA will act as joint bookrunner for the Tender Facility as described below (in such capacities, the “Bookrunner”). Other bookrunners may be appointed by Holdings as contemplated by the Commitment Letter.

Syndication Agent:	At the option of Holdings, one or more financial institutions identified by Holdings (in such capacity, the “Syndication Agent”).

Facility:	A non-amortizing senior secured term loan facility (the “Tender Facility”) in an aggregate principal amount of up to $200,000,000, which shall be available on the Tender Facility Funding Date and up to two additional occasions to purchase Shares. The commitments under the Tender Facility will be reduced on a dollar-for-dollar basis by drawings under the Bridge Facility under clause (B) of “Availability” under Exhibit C.

Definitive Documentation:	The definitive documentation for the Tender Facility (the “Tender Facility Documentation”) shall, except as otherwise set forth herein, be consistent with Sponsor Precedent (as

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit B thereto, or in the Fee Letter.

Ex. D-1

defined in the Fee Letter).

Purpose:	The proceeds of the Tender Facility must be used solely (i) to finance the Tender Offer and other purchases of Shares, (ii) to fund interest payments under the Tender Facility and (iii) to pay related Transaction Costs. Amounts borrowed under the Tender Facility that are repaid may not be reborrowed.

Availability:	The Tender Facility will be made available to Holdings in up to 3 drawings during the period commencing on the Tender Facility Funding Date and ending on the Tender Facility Maturity Date. Amounts borrowed under the Tender Facility that are repaid or prepaid may not be reborrowed.

Guarantees:	All obligations of Holdings under the Tender Facility will be unconditionally guaranteed (the “Guarantees”) by each Intermediate Holding Company (the “Guarantors”).

Interest Rates:	As set forth on Annex I hereto.

Default Rate:	Overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.0% per annum.

Maturity:	The Tender Facility will mature on the earlier of (a) the Final Closing Date and (b) the “Merger Outside Date” (as defined in the Merger Agreement as in effect on the date hereof) (the “Tender Facility Maturity Date”).

Security:	The Tender Facility will be secured by perfected security interests in all the Shares acquired by Holdings and its subsidiaries and in substantially all other assets of Holdings and its subsidiaries (other than the Company and its subsidiaries) (the foregoing collateral, the “Tender Facility Collateral”). There shall be a control agreement satisfactory to the Agent in respect of each account in which Shares are held.

Voluntary Prepayments and Reductions in Commitments:	Optional prepayments of borrowings and reductions of commitments under the Tender Facility will be permitted at any time, in minimum principal amounts to be agreed upon but consistent with Sponsor Precedent, without premium or penalty, subject to reimbursement of the Tender Facility Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Conditions Precedent to Initial Borrowing:	Only the following: delivery of reasonably satisfactory customary legal opinions of counsel for Holdings, a customary certificate from a financial officer (or other authorized officer)

Ex. D-2

of Holdings (or at Holdings’ option, a customary solvency opinion from an independent investment bank or valuation firm of nationally recognized standing) with respect to solvency (on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby) in form reasonably satisfactory to the Agent, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act (to the extent requested at least 5 business days prior to the Final Closing Date), corporate documents and officers’ and public officials’ certifications for Holdings; first priority perfected security interests in the Tender Facility Collateral (free and clear of all liens; evidence of authority for Holdings; payment of fees and expenses; and compliance with all obligations under the Fee Letter; and compliance with Regulation U of the Federal Reserve Board and delivery by Holdings of a required Form U-1.

The availability of the Tender Facility on the Tender Facility Funding Date will also be subject to the applicable conditions precedent set forth in Section 6 of the Commitment Letter and Exhibit E to the Commitment Letter. The Tender Facility shall not be available in the event that following the initial acceptance of Shares pursuant to the Tender Offer the number of Shares owned by Holdings and Merger Sub, together with any Shares subject to Support Agreements entered into between Parent and any stockholders, equals more than the Minimum Top-Up Threshold. The availability of loans under the Tender Facility on the Initial Funding Date shall not be subject to (a) any conditions precedent other than the conditions precedent expressly set forth in this term sheet, Section 6 of the Commitment Letter or Exhibit E to the Commitment Letter or (b) except as provided in Section 6 of the Commitment Letter or Exhibit E to the Commitment Letter, any representation or warranty, affirmative, negative or financial covenant or event of default, the accuracy, compliance or absence, respectively, of or with which would be a condition to the availability of loans under the Tender Facility on the Initial Funding Date.

Conditions Precedent to Each Borrowing:	Subject to the last paragraph of Exhibit E to the Commitment Letter, only the following: delivery of notice, accuracy of representations and warranties in all material respects, absence of defaults, compliance with Regulation U of the Federal Reserve Board and delivery by Holdings of each required Form U-1, and the Equity Contribution having been made in an aggregate amount not less than that contemplated

Ex. D-3

in Exhibit A to the Commitment Letter.

Representations and Warranties:	Only the following representations and warranties will apply (to be applicable to Holdings, the Company and their subsidiaries), subject to customary (consistent with Sponsor Precedent) and other exceptions and qualifications to be agreed upon: organization, existence, and power; qualification; authorization and enforceability; no conflict; governmental consents; subsidiaries; accuracy of financial statements and other information; projections; absence of litigation; compliance with laws (including PATRIOT Act, ERISA, margin regulations, environmental laws and Foreign Corrupt Practices Act); payment of taxes; ownership of properties; governmental regulation; inapplicability of the Investment Company Act; closing date solvency on a consolidated basis; labor matters; validity, priority and perfection of security interests in the Tender Facility Collateral; leases; use of proceeds; and no material misstatements.

Affirmative Covenants:	Only the following affirmative covenants will apply (to be applicable to Holdings, the Company and their subsidiaries), subject to customary (consistent with Sponsor Precedent) and other baskets, exceptions and qualifications to be agreed upon: maintenance of corporate existence and rights; performance and payment of obligations; delivery of annual and quarterly consolidated financial statements and other information of Holdings, including information required under the PATRIOT Act; delivery of notices of default, ERISA events, material litigation and material adverse change; maintenance of properties in good working order; maintenance of books and records; maintenance of customary insurance; compliance with laws; inspection of books and properties; environmental; additional collateral; further assurances in respect of collateral matters; and use of proceeds and payment of taxes.

Negative Covenants:	Only the following negative covenants will apply (to be applicable to Holdings, the Company and their subsidiaries), subject to customary (consistent with Sponsor Precedent) exceptions and qualifications and others to be agreed upon: liens; investments; indebtedness; fundamental changes; dispositions; restricted payments; change in nature of business; transactions with affiliates; use of proceeds; accounting changes; Asset Dispositions. Holdings and all of its subsidiaries (other than the Company and its subsidiaries) shall be subject to “dead dog” covenants, including

Ex. D-4

prohibitions on the incurrence of indebtedness and the transfer of Tender Facility Collateral.

Events of Default:	Only (subject to customary (consistent with Sponsor Precedent) and other thresholds and grace periods to be agreed upon): nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration (including to each of the Revolving Facility and the Bridge Facility); bankruptcy and similar events (consistent with Sponsor Precedent); material judgments; ERISA events; actual or asserted invalidity of security documents representing a material portion of the collateral; and change of control (to be defined in a manner consistent with Sponsor Precedent).

Voting:	Amendments and waivers of the Tender Facility Documentation will require the approval of Tender Facility Lenders consistent with Sponsor Precedent; loans held by defaulting Tender Facility Lenders (defined in a manner to be agreed) will be excluded in any determination of the requisite lenders needed for any consent in a manner to be agreed.

Assignments and Participations:	Subject to the provisions of the Commitment Letter, the Tender Facility Lenders will have the right to assign loans and commitments under the Tender Facility to their affiliates and to other Tender Facility Lenders and their affiliates or to any Federal Reserve Bank without restriction or to other financial institutions, with the consent, not to be unreasonably withheld, of the Agent under the Tender Facility. Minimum aggregate assignment level for partial assignments (except to other Tender Facility Lenders or their affiliates) of $5,000,000 and increments of $2,500,000 in excess thereof (or, if less, the remaining portion of such loans or commitments).

Each Tender Facility Lender will have the right to sell participations in its rights and obligations under the Tender Facility Documentation, subject to customary restrictions on the participants’ voting rights, provided that assignments by any Tender Facility Lender and participations sold by the Initial Lender or any affiliate thereof shall not be permitted to ineligible institutions agreed to by the Arranger and Holdings prior to the date of the Commitment Letter.

Notwithstanding the foregoing, the Initial Lender may not assign in more than 49% of its commitment and loans with respect to the Tender Facility prior to the Final Closing Date (other than to an affiliate of the Initial Lender), provided that

Ex. D-5

any assignment to a Sponsor Debt Fund Affiliate shall be disregarded for purposes of determining compliance with the 49% limit.

Expenses and Indemnification:	Holdings will indemnify the Arranger, the Agent, the Syndication Agent, the Bookrunner, the Tender Facility Lenders, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all reasonable documented out-of-pocket costs, expenses (including reasonable fees, disbursements and other charges of outside counsel) and liabilities of such Indemnified Person arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facilities or any related transaction or any claims, actions, suits, inquiries, litigation, investigations or other proceedings (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by your equity holders, creditors or any other third party or by Holdings, the Company, Merger Sub or any of their respective affiliates) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions in connection therewith; provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) its gross negligence or willful misconduct, (ii) a material breach of such Indemnified Person’s obligations under the definitive loan documentation, or (iii) any claim, action, suit, inquiry, litigation, investigation or proceeding that does not involve an act or omission of Holdings or any of its affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, action, suit, inquiry, litigation, investigation or proceeding against Financial Institution or against any of the Arranger, the Agent the Syndication Agent or the Lenders in their capacities as such). In addition, all reasonable, documented out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of counsel) of (x) the Arranger, the Agent, the Syndication Agent, the Bookrunner and the Tender Facility Lenders, for enforcement costs and documentary taxes associated with the Tender Facility and (y) the Agent in connection with the preparation, execution and deliver of any amendment, waiver or modification of the Tender Facility (whether or not such amendment, waiver or modification is approved by the

Ex. D-6

Tender Facility Lenders) will in each case be paid by Holdings if the Initial Funding Date occurs

Governing Law:	New York.

Counsel to the Agent and the Arranger:	Cravath, Swaine & Moore LLP.

Ex. D-7

ANNEX I

Interest Rates:	The interest rates under the Tender Facility will be, at the option of Holdings, Adjusted LIBOR plus the Tender Facility LIBOR Margin or ABR plus the Tender Facility ABR Margin.

LIBOR Periods:	Holdings may elect interest periods of one week or one month for Adjusted LIBOR borrowings.

Interest Calculation:	Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans determined by reference to the Agent’s prime rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

ABR:	ABR is the Alternate Base Rate, which is the highest of the Agent’s Prime Rate, the Federal Funds Effective Rate plus 1/2 of 1.00% and Adjusted LIBOR for an interest period of one month plus 1.00%.

Adjusted LIBOR	Adjusted LIBOR will be the Adjusted LIBOR for the applicable interest period on the date of determination.

Ex. D-Annex I-1

EXHIBIT E

Project Colonel

$35,000,000 Senior Secured Revolving Credit Facility

$360,000,000 Senior Secured Second-Priority Increasing Rate Bridge Facility

$200,000,000 Senior Secured Tender Facility

Conditions Precedent

Except as otherwise set forth below, the initial borrowing under each of the Facilities shall be subject to the following additional conditions precedent:

1. Unless terminated in accordance with the terms and conditions of the Merger Agreement, the Tender Offer shall have been consummated simultaneously or substantially concurrent with the Tender Offer Funding Date in accordance with applicable law and the terms (including the conditions) thereof and in the Merger Agreement as in effect on the date hereof and Support Agreements (as defined in the Merger Agreement as in effect on the date hereof), without giving effect to any waiver or other modification of such terms by Holdings that is materially adverse to the interests of the Lenders or the Arranger not approved by the Arranger.

2. If such initial borrowing is on the Tender Offer Funding Date, the Tender Equity Contribution shall have been made, and if such initial borrowing is on the Final Closing Date, the Equity Contribution shall have been made (in each case, or substantially simultaneously or concurrently with the making of such borrowing shall be made) in at least the amount set forth in Exhibit A.

3. All obligations of the Company and/or its subsidiaries with respect to the Existing Credit Agreement shall have been paid in full, and all commitments, security interests and guaranties in connection therewith shall have been terminated and released. On the Initial Funding Date, after giving effect to the Transactions described in items 1 though 7 of Exhibit A, Holdings and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans under the Tender Facility, (b) the loans and other extensions of credit under the Revolving Facility, (c) the Bridge Loans, (d) the Series B and Series C convertible preferred stock and (e) other limited indebtedness to be agreed upon (including, without limitation, indebtedness permitted to be incurred or remain outstanding under the terms of the Merger Agreement as in effect on the date hereof without giving effect to any waiver, consent or agreement to permit indebtedness in excess of the amounts specified therein).

Since the date of the Commitment Letter, there shall not have occurred any event, change, development, circumstance, occurrence, effect, condition or state of facts that, individually or in the aggregate, (a) is or would reasonably be expected to be materially adverse to the assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries (as defined in the Merger Agreement as in effect on the date hereof), taken as a whole, or (b) materially impairs the ability of the Company to consummate, or prevents or materially delays, any of the other transactions contemplated by the Merger Agreement as in effect on the date hereof or would reasonably be expected to do so (a “Material Adverse Effect”); provided, however, that, for purposes of clause (a) and clause (b), Material Adverse

Ex. E-1

Effect shall not include any event, change, development, circumstance, occurrence, effect, condition or state of facts to the extent resulting from (i) conditions generally affecting the entertainment industry, or the economy or the financial or securities markets, in the United States, (ii) any outbreak or escalation of hostilities or acts of war or terrorism (other than any of the foregoing that causes any damage or destruction to or renders physically unusable or inaccessible any facility or property of the Company or any of its Subsidiaries), (iii) changes in Law (as defined in the Merger Agreement as in effect on the date hereof) or GAAP (as defined in the Merger Agreement as in effect on the date hereof) after the date hereof, (iv) actions of the Company or any of its Subsidiaries which Holdings has expressly requested in writing and to which the Lenders expressly consent in writing; and (v) resulting from the announcement or performance of the Merger Agreement and the transactions contemplated thereby; provided, that with respect to clauses (i), (ii) and (iii), the impact of such event, change, development, circumstances, occurrence, effect, condition or state of facts is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the entertainment industry. Except (i) as disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to the Securities and Exchange Commission and publicly available not less than five business days prior to the date of this Commitment Letter (with respect to such time frame, excluding any filings on Form 10-Q within such five business day period) and only as and to the extent disclosed therein (excluding, in each case, any disclosures set forth (x) under the captions “Risk Factors” or “Forward-Looking Statements” and (y) in any other section relating to forward-looking statements to the extent they are primarily cautionary or predictive in nature) and (ii) as set forth on Section 4.9 of the Company Disclosure Letter (as defined in the Merger Agreement as in effect on the date hereof) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to the condition set forth below if the relevance of such information is reasonably apparent on its face), since December 31, 2010 through the date of this Commitment Letter, there shall not have occurred any event, change, development, circumstance, occurrence, effect, condition or state of facts or prospective event, change, development, circumstance, occurrence, effect, condition or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

4. The Arranger shall have received:

(i)	a pro forma consolidated balance sheet and related pro forma consolidated statements of income of the Company as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days before the Initial Funding Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other statements of income);

(ii)	audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries, for the three most recently completed fiscal years ended at least 90 days before the Initial Funding Date; and

Ex. E-2

(iii)	unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries, for each subsequent fiscal quarter ended at least 45 days before the Initial Funding Date.

6. Holdings shall have used its commercially reasonable efforts to file within three business days of the Tender Facility Funding Date, and will have filed within five business days of the Tender Facility Funding Date, with the Securities and Exchange Commission the information statement required to be delivered to shareholders of the Company in order that the Merger may be approved by a written consent of such shareholders.

Notwithstanding anything in this Exhibit E, the Commitment Letter, the Term Sheets, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations (and related defaults) relating to the Company, its subsidiaries and their business the making of which shall be a condition to the availability of the Facilities on the Initial Funding Date, during the period between the Initial Funding Date and the Final Closing Date or on the Final Closing Date shall be (i) such of the representations made by or with respect to the Company and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders (but only to the extent that Holdings has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement) and (ii) the Specified Representations (as defined below), and (b) the terms of the documentation for the Facilities shall be such that they do not impair the availability of the Facilities on the Initial Funding Date, during the period between the Initial Funding Date and the Final Closing Date or on the Final Closing Date if the conditions set forth in the Commitment Letter and in the Term Sheets are satisfied (it being understood that (I) to the extent any security interest in the intended Collateral or any deliverable related to the perfection of security interests in the intended Collateral (other than the Shares or any Collateral the security interest in which may be perfected by the filing of a UCC financing statement, a form MG01 or intellectual property filings (it being understood that with respect to intellectual property in the United Kingdom, the filings will be made on the Initial Funding Date but the security interest will not be perfected as of such date), possession of the certificated securities (if any) evidencing the Company’s equity held by Holdings and the security agreement giving rise to the security interest) is not provided on the Initial Funding Date after your use of commercially reasonable efforts to do so, the provision of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the Facilities on the Initial Funding Date but shall be required to be delivered after the Initial Funding Date pursuant to arrangements to be mutually agreed by the Arranger and the Company and (II) nothing in the preceding clause (a) shall be construed to limit the applicability of the individual conditions expressly listed in this Exhibit E). “Specified Representations” means (i) the representations in the definitive documentation with respect to the Facilities relating to incorporation, corporate power and authority to enter into the documentation relating to the Facilities, due authorization and execution, delivery and enforceability of such financing documentation, Initial Funding Date solvency (on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby), Federal Reserve margin regulations, the Investment Company Act, the PATRIOT Act and the creation, validity, perfection and priority of the security interest granted in the intended collateral (except as provided above).

Ex. E-3